Exhibit 10.1

Roll of Deeds No. H 3751/21

Before me, the undersigned

Sebastian Herrler,
Notary in Munich, Germany,

with offices at Brienner Straße 13/IV, 80333 Munich, Germany,

appeared on the 6th and 7th of September two thousand twenty one in the offices of Kirkland & Ellis International LLP at 80539 Munich, Maximilianstraße 11 where I went upon request and in my offices at 80333 Munich, Brienner Str. 13/IV:

1.Dr. Sebastian Häfele, born on [####], with business address at 80539 Munich, Maximilianstr. 11, c/o Kirkland & Ellis International LLP, identified by official identity card, who declared that he was not acting for himself but, excluding any personal liability, on behalf of

Envista Holdings Corporation
with its registered seat in Brea, California, United States of America, registered with the Delaware Register (Secretary of State) under 7034624 pursuant to a power of attorney the original of which was available during the notarization of this deed and a certified copy thereof is attached to this deed.

2.Mr. Felix Müller-Stieß, born on [####], with business address at 70174 Stuttgart, Kronenstr. 30, c/o Ebner Stolz Wirtschaftsprüfer Steuerberater Rechtsanwälte Partnerschaft mbB, identified by official identity card, who declared that he was not acting for himself but, excluding any personal liability, on behalf of

a)
planmeca Verwaltungs GmbH
with its registered seat in Hamburg, Germany,
registered with the Commercial Register at the
Local Court of Hamburg under HRB 160729;

b)
Planmeca Oy
with its registered seat in Helsinki, Finland,
registered with the Finnish trade register (kaupparekisteri)
at the Finnish Patent and Registration Office
under business ID 0112773-2

each pursuant to a power of attorney the original of which was available during the notarization of this deed and a certified copy thereof is attached to this deed.

The persons appearing requested this deed to be recorded in the English language. The acting notary who is in sufficient command of the English language ascertained that the persons appearing are also in sufficient command of the English language. After having been instructed by the acting notary, the persons appearing waived their rights to obtain the assistance of a sworn interpreter and to obtain a certified translation of this deed.

When being asked, the persons appearing declared that there was no prior involvement (Vorbefassung) within the meaning of Section 3 para. 1 sub-para. 7 German Notarization Act (Beurkundungsgesetz).

The notary pointed out that he does not give advice on other law than German law. The persons appearing declared as follows requesting that it be notarized:

MASTER SALE AND PURCHASE AGREEMENT
relating to
the assets and companies comprising the
KaVo Dental Business
KIRKLAND & ELLIS INTERNATIONAL LLP

Master Sale and Purchase Agreement
between
(1)Envista Holdings Corporation, a corporation organized under the laws of Delaware, USA, registered with the Delaware Register (Secretary of State) under 7034624 with business address 200 S. Kraemer Blvd. Bldg. E, Brea, California 92821, United States of America
– the "Seller Parent" –
(2)planmeca Verwaltungs GmbH, a limited liability company organized under the laws of Germany, registered with the commercial register of the local court of Hamburg under HRB 160729 with business address Hermannstraße 13, 20095 Hamburg, Germany
– the "Purchaser" –
(3)Planmeca Oy, a stock corporation incorporated under the laws of Finland, registered with the Finnish trade register (kaupparekisteri) under business ID 0112773-2 with business address Asentajankatu 6, 00880 Helsinki, Finland
– the "Guarantor" –

– the Seller Parent, the Purchaser and the Guarantor are hereinafter collectively referred to as the "Parties" and individually as a "Party" –

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TABLE OF CONTENTS

1 Certain Definitions	10
2 Current Corporate Status	12
3 Termination of Cash Pool	12
4 Termination of the PLTA	13
5 Japanese Demerger	16
6 Sale, Purchase and Transfer of the Sold Shares	16
7 Asset Transfer Agreements	17
8 Sold Assets; Permits	18
9 Assumed Liabilities / Assumed Securities	23
10 Assumed Agreements	26
11 Transfer of Employees	30
12 Purchase Price	37
13 Earn-out	39
14 Preliminary Purchase Price; Rules for Payment	39
15 Closing Date Statements	41
16 Closing Condition	42
17 Closing	45
18 Termination	46
19 Seller Parent's Warranties	47
20 Interim Covenants	59
21 Purchaser's Remedies	63
22 Tax	68
23 Expiration and Limitation of Claims	73
24 Purchaser's and Guarantor's Warranties	75
25 Purchaser's Covenants; Purchaser's Indemnity	76
26 Guarantor's Guarantee	77
27 Seller Parent's Remedies	78
28 Seller Parent Undertakings	78
29 Confidentiality	79
30 Miscellaneous	80
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EXHIBITS
Exhibit 2.1.2        Sold Companies
Exhibit 2.2        Sold Shares
Exhibit 4.1.1-1        PLTA Termination Agreement
Exhibit 4.1.1-2        PLTA Termination Letter
Exhibit 6.2        KaVo Dental Share Sale and Transfer Agreement
Exhibit 6.3-1        Share Purchasers
Exhibit 6.3-2        Template Local Share Transfer Agreement
Exhibit 7.1-1        Asset Purchasers
Exhibit 7.1-2        Template Asset Transfer Agreement
Exhibit 8.3        Transferred IP
Exhibit 8.6        Lists of Sold Assets (Fixed Assets, Inventory and A/R, and IP)
Exhibit 9.6        Assumed Securities
Exhibit 10.2.4        Lease Agreements
Exhibit 10.4        List of Assumed Agreements
Exhibit 11.2        List of Business Employees
Exhibit 12.2        Cash, Financial Debt, Net Working Capital
Exhibit 13        Earn-Out
Exhibit 14.7        Bank Accounts
Exhibit 17.2.1(f)        Brand License Agreement
Exhibit 17.2.3        Closing Confirmation
Exhibit 19.1.4        Seller Parent's Knowledge
Exhibit 20.2        Permitted Measures
Exhibit 20.3-1        Transitional Services Agreement
Exhibit 20.3-2        Regulatory Transitional Services Agreement
Exhibit 21.3.5        Deal Team
Exhibit 21.3.5(l)        Data Room Index
Exhibit 28.3        Pre-Signing Carve-out Measures
Exhibit 28.4        Intra Group Agreements

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SCHEDULES
Schedule 19.3.1    Sold Companies
Schedule 19.3.3    Shares in Sold Companies
Schedule 19.5    Tangible Assets
Schedule 19.6.1    Audited Financial Statements 2020
Schedule 19.6.2    Unaudited Financial Statements 2020
Schedule 19.7    Conduct of Business
Schedule 19.8.1    Material Agreements
Schedule 19.8.2    Material Customer and Supplier Relationships
Schedule 19.8.3    Status of Material Agreements
Schedule 19.8.4    Status of Assumed Agreements
Schedule 19.9.1    Owned Real Estate
Schedule 19.9.2    Encumbrances
Schedule 19.9.4    Building Conditions
Schedule 19.9.6    Lease Agreements
Schedule 19.11.1    Works Councils
Schedule 19.11.2    Collective Agreements
Schedule 19.11.3    Social Plans and Reconciliation of Interest
Schedule 19.11.4    Key Employees
Schedule 19.11.5    Incentive Schemes
Schedule 19.11.6    Pensions
Schedule 19.11.7    Employee Litigation
Schedule 19.12.1    Owned IP Rights
Schedule 19.12.3-1    Challenges or Proceedings
Schedule 19.12.3-2    Intellectual Property Infringements
Schedule 19.12.4    Third Party IP
Schedule 19.12.6    IT Operation
Schedule 19.12.8    Data Protection
Schedule 19.13.2    Product Recalls
Schedule 19.13.3    Compliance with Laws
Schedule 19.13.4    State Aid
Schedule 19.14    Insurance Policies
Schedule 19.16    Litigation
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Schedule 19.17    Transaction Costs

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DEFINITIONS

A
Accounting Documentation        19
Affiliate                 10
Agreement                10
AO                    68
Approved PLTA Statements        15
Asset Purchasers                17
Asset Seller                12
Asset Sellers                12
Asset Transfer Agreements        17
Assumed Agreements            26
Assumed Liabilities            23
Assumed Securities            25
Automatic Transferring Employees        32
B
Brand License Agreement            46
Breach                    63
Breach Notice                65
Business Day                10
Business Employees            30
C
Carved-Out Seller Business        78
Cash                    38
Cash Pools                12
Closing                    45
Closing Actions                45
Closing Condition            42
Closing Confirmation            46
Closing Date                10
Closing Date Statements            41
COBRA                    36
Commercial Records            19
Commitments                44
Company Retirement Plan            36
Confidential Information            79
Covenant Breach                63
Current Assets                19
D
DCII                    12
De Minimis                73
Deal Team                64
Debt Commitment Letter            76
Deductible                73
Defendant                66
Directors and Officers            10
Disclosure Schedules            49
Due Diligence Review            48
E
Employment Agent U.S. Retirement Plan    36
Employment Terms            31
Encumbrance                11
Entire Sold Assets            12
Environmental Law            11
Environmental Permit            11
Equity Interests                11
Excluded Agreements            27
Excluded Assets                19
Excluded Liabilities            24
Exempted Claims                73
F
Fairly Disclosed                65
Final Closing Date Statements        42
Financial Debt                38
Fiscal Year 2021                13
Fixed Assets                18
Fundamental Warranties            48
Further Asset                21
G
GAAP                    11
General Cap                74
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German GAAP                13
Governmental Authority            11
Guarantor                2
H
Hazardous Materials            11
HGB                    13
I
Inactive Business Employee        34
Indemnifiable Taxes            68
Instructed Affiliates            59
Insurance Policies            58
Insurers                    74
Intellectual Property            11
Interim Covenants            62
Interim Period                59
J
Japanese Demerger            16
Japanese NewCo                16
K
KaVo Dental                12
KaVo Dental Business            11
KaVo Dental Share Sale and Transfer Agreement
16
Key Employees                55
L
Lease Agreements            54
Local Share Transfer Agreements        16
Longstop Date                46
Losses                    63
M
Material Adverse Effect            48
Material Agreements            51
Material Permits                57
Material Unregistered IP Rights        56
Merger Clearance                42
Merger Control Filing            43
N
Net Working Capital            38
Neutral Auditor                42
Non-Automatic Transferring Employees    31
O
Objections                42
Other Retirement Benefit Liabilities    36
Out of Scope Asset            22
Overprovisions                70
Owned IP Rights                56
Owned Real Estate            53
P
Parties                    2
Party                    2
PLTA                    12
PLTA Loss Compensation Claim        15
PLTA Profit Transfer Claim        15
PLTA Statements                14
PLTA Statements 2021            13
PLTA Termination Agreement        13
PLTA Termination Letter            13
PLTA Termination Period 2022        13
PLTA Termination Statements 2022    13
Pre-Closing Date Tax Period        68
Preliminary Purchase Price        39
Pre-Signing Carve-out Measures        78
Public Subsidies                58
Purchase Price                38
Purchaser                2
Purchaser Claim                63
Purchaser U.S. Retirement Plan        36
Purchaser's Account            40
Purchaser's Warranties            75
R
Regulatory TSA                62
Relevant Shared Agreements        29
Relevant Tax Communication        71
Relevant Tax Period            71
Relevant Tax Proceedings            72
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Replacement of Party            25
Reverse Termination Fee            47
Revised Closing Date Statements        42
S
Scheduled Closing Date            11
Seller Parent                2
Seller Parent's Account            40
Seller Parent's Indemnitees        76
Seller Parent's Knowledge            48
Seller Parent's Warranties            47
Share Purchasers                16
Share Seller                12
Share Sellers                12
Share Transfer Agreements        16
Shared Agreements            27
Shared Governmental Contract        29
Signing Date                12
Sold Assets                18
Sold Business                12
Sold Companies                12
Sold Shares                12
Swiss GAAP OR                51
T
Tangible Assets                50
Tax                    68
Tax Assessment Notice            70
Tax Benefit                68
Tax Indemnification Claims        68
Tax Matters Agreement            69
Tax Provisions                68
Tax Refunds                70
Third Party Claim            67
Third Party IP                56
Transfer Regulations            30
Transferred Employees            30
Transferred Litigation            25
TSA                    62
U
U.S. Parent Plan                35
U.S. Transferred Employee        35
US GAAP                41
USB Stick                65
V
VAT                    68
W
W&I Cap                74
W&I Insurance                74
Warranty Breach                63

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RECITALS
(A)WHEREAS, the Seller Parent owns or controls, directly or indirectly, (i) each of the entities that holds the Sold Assets (as defined below) or employs any Business Employee (as defined below) including those identified as Asset Sellers (as defined below) and (ii) each of the entities identified as Share Sellers (as defined below).
(B)WHEREAS, the Seller Parent, through its subsidiaries, is a global provider of a broad range of dental implants, orthodontic appliances, general dental consumables, equipment and services.
(C)WHEREAS, the Guarantor is a global provider together with its subsidiaries of broad range of dental treatment units, CAD/CAM solutions, 2D and 3D imaging devices, software solutions and services.
(D)WHEREAS, the Purchaser is part of Planmeca group as a 100 % owned subsidiary by Finnish company Planmeca Academy Oy.
(E)WHEREAS, the Seller Parent intends to sell, directly or indirectly, through one or more of its Affiliates (as defined below), the KaVo Dental Business (as defined below) in the scope set forth in this master sale and purchase agreement ("Agreement") to the Purchaser, and the Purchaser intends to purchase, directly, or indirectly through one or more of its Affiliates (as defined below), the KaVo Dental Business from the Seller Parent, within the scope, and upon the terms and conditions, set forth in this Agreement.
NOW, THEREFORE, the Parties agree as follows:
1Certain Definitions
The following terms shall have the following meanings when used herein:
"Affiliate" shall mean affiliate within the meaning of Sections 15 et seqq. German Stock Corporation Act which shall be applied mutatis mutandis with respect to any legal entity that is subject to a foreign jurisdiction.
"Business Day" shall mean a day (other than Saturdays, Sundays and bank holidays) on which banks in Biberach, Germany, and Los Angeles, California, United States of America, are generally open for business.
"Closing Date" shall be the day on which the last of the Closing Actions (as defined in Section 17.2.1) has been performed or duly waived.
"Directors and Officers" shall be managing directors (in Germany: Geschäftsführer), members of the management board (in Germany: Mitglieder des Vorstands), members of the supervisory board (in Germany: Mitglieder des Aufsichtsrats), members of the board of directors, or members of any other statutory body of representation of any legal entity in any applicable jurisdiction.
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"Encumbrance" shall be any pledge, including mortgages, creation of a security interest in, or creation of any other third party right in tangible or intangible assets.
"Environmental Law" shall be any law or regulation relating to or imposing liability for the protection of the environment or the use, handling, generation, manufacturing, distribution, collection, transportation, storage, disposal, cleanup or release of Hazardous Materials, in each case as in effect in the relevant jurisdiction on the Signing Date and as enforced and interpreted by the competent governmental authorities on such date.
"Environmental Permit" shall be any governmental permit that is required by the company for their operations under any applicable Environmental Law.
"Equity Interests" shall be any shares, partnership interests or other equity interests in any entity, including any silent partnerships or sub-participations.
"GAAP" shall be the generally accepted accounting principles in the relevant jurisdiction, as in effect from time to time.
"Governmental Authority" shall be any federal, national, state, local, municipal, or international government, governmental, regulatory, legislative or administrative authority, agency or commission, or any court, tribunal, or judicial or arbitral body of competent jurisdiction.
"Hazardous Materials" shall be any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "dangerous substances", "contaminants", "pollutants", "toxic pollutants", or words of similar meaning and regulatory effect under any applicable Environmental Law.
"Intellectual Property" shall be any of the following in any jurisdiction: (i) patents, patent applications and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, business names, brand name and logos whether registered or unregistered, and all applications for the same; (iii) domain names, (iv) unregistered or registered copyright and all applications for the same and (v) know-how and trade secrets as well as any other rights or forms of protection of a similar nature or having equivalent or similar effect to any of the aforementioned rights.
"KaVo Dental Business" means the KaVo dental instruments and treatment units business operated by the Seller Parent and its Affiliates (including the manufacturing, distribution, sales and after-sales services relating to these products).
"Scheduled Closing Date" shall be the last calendar day in the calendar month in which the cumulative satisfaction of the Closing Condition (as defined in Section 16.1) (i) provided in any event that all Closing Condition is satisfied at least ten (10) Business Days before the last Business Day in such calendar month and such last calendar day is also a Business Day, or if the cumulative satisfaction of the Closing Condition occurs during the last ten (10)
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Business Days of a calendar month or the last calendar day is not a Business Day, the last calendar day in the calendar month immediately following such calendar month; and (ii) provided that the Parties may mutually agree in writing on any other date to be the Scheduled Closing Date and (iii) further provided that the Scheduled Closing Date shall in no event be earlier than 31 December 2021.
"Signing Date" shall be the day on which this Agreement has been duly executed.
2Current Corporate Status
2.1KaVo Dental Business. The business sold hereunder consists of
2.1.1the Sold Assets, the Assumed Liabilities, the Assumed Agreements and the Business Employees as set forth in Sections 8 through 11 below (collectively, the "Entire Sold Assets"); and
2.1.2those legal entities listed in Exhibit 2.1.2 (the "Sold Companies", and the Entire Sold Assets and the Sold Companies, together the "Sold Business").
2.2Selling Entities. Each Affiliate of the Seller Parent owning, being liable for, being the contractual party to or being the employer of, as the case may be, any of the Entire Sold Assets shall in the following be referred to as an "Asset Seller" and all such Affiliates of the Seller Parent jointly as "Asset Sellers". Each Affiliate of the Seller Parent owning shares in a Sold Company - as set forth in more detail and including the full particulars of the shares held in the Sold Company in Exhibit 2.2 (the "Sold Shares") - shall in the following be referred to as "Share Seller" or jointly as "Share Sellers".
2.3PLTA. KaVo Dental GmbH, a German limited liability company, registered with the commercial register of the local court of Ulm under HRB 641816 ("KaVo Dental"), in its capacity as controlled entity, is party to a certain profit and loss transfer agreement (Gewinnabführungsvertrag) with DCII Germany Holdings GmbH, a German limited liability company, registered with the commercial register of the local court of Ulm under HRB 737525 ("DCII"), in its capacity as parent company, dated 1 February 2019 and registered with the commercial register on 15 February 2019 (the "PLTA").
3Termination of Cash Pool
3.1Cash Pool. As of the Signing Date, certain Sold Companies are parties to different cash pools (the "Cash Pools").
3.2Settlement of Cash Pool Balances. The Seller Parent shall procure (steht dafür ein) that the Sold Companies exit from the Cash Pools on or prior to the Scheduled Closing Date with economic effect (mit wirtschaftlicher Wirkung) as of (at the latest) the Scheduled Closing Date. Any balances (including accrued and unpaid interest) under the Cash Pools payable to any of the Sold Companies and outstanding on the Scheduled Closing Date shall be settled in cash on or prior to the Scheduled Closing Date by the Seller Parent or any of its subsidiaries. If the aggregate of all balances under the Cash Pools as of Closing is an amount that is payable to the Sold Companies and exceeds an amount equal to USD 1,000,000.00,
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the Parties will discuss in good faith an assumption of the relevant liabilities by the Purchaser with full release for the Seller Parent and any of its subsidiaries. Any balances (including accrued and unpaid interest) under the Cash Pools payable by any of the Sold Companies and outstanding on the Scheduled Closing Date shall be settled in cash on the Scheduled Closing Date by the Purchaser.
4Termination of the PLTA
4.1PLTA Termination. If the Closing Date falls on:
4.1.131 December 2021, the Seller Parent shall (y) procure (steht dafür ein) that (i) KaVo Dental shall enter into a termination agreement (Aufhebungsvertrag) with DCII substantially in the form as attached hereto as Exhibit 4.1.1-1 (the "PLTA Termination Agreement") terminating the PLTA with effect as of the the end of KaVo Dental's fiscal year beginning on 1 January 2021 and ending on (and including) 31 December 2021 (the "Fiscal Year 2021") and (ii) corresponding shareholder resolutions authorizing the termination of the PLTA are passed and, (z) furthermore, as a precautionary measure, deliver, immediately after the Closing (but on the same day), to KaVo Dental a written notice of termination for cause (außerordentliche Kündigung aus wichtigem Grund) of the PLTA with immediate effect based on the sale, assignment and transfer of the Sold Shares substantially in the form as attached hereto as Exhibit 4.1.1-2 (the "PLTA Termination Letter"), or
4.1.2a date after 31 December 2021, the Seller Parent shall deliver, immediately after the Closing, to KaVo Dental a written notice of termination for cause (außerordentliche Kündigung aus wichtigem Grund) of the PLTA with immediate effect based on the sale, assignment and transfer of the Sold Shares substantially in the form of the PLTA Termination Letter;
provided that, in each case of Section 4.1.1 and 4.1.2, the Seller Parent and the Purchaser shall procure (steht dafür ein) that the termination of the PLTA is filed for registration with the relevant commercial register immediately after the Closing Date.
4.2PLTA Statements. The Purchaser shall procure (steht dafür ein) that KaVo Dental prepares financial statements of KaVo Dental for the Fiscal Year 2021 in case the Closing Date falls on 31 December 2021 (the "PLTA Statements 2021") and, in case Closing falls on a later date, also for the period from 1 January 2022 through and including the Closing Date (the "PLTA Period 2022", and the financial statements for such period, the "PLTA Termination Statements 2022", and together with the PLTA Statements 2021, the "PLTA Statements") in accordance with German GAAP (Grundsätze ordnungsmäßiger Buchführung) as set out in the German Commercial Code (Handelsgesetzbuch – "HGB") (the "German GAAP") and, to the extent compliant with German GAAP, the accounting principles, policies, practices, evaluation rules and procedures, methods and bases as applied in its latest financial statements and has the PLTA Statements 2021 audited by its current auditor in accordance with the applicable standards referred to above. The Purchaser and the Seller Parent shall have the opportunity to review and comment on the PLTA Statements
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2021 and, if applicable, the PLTA Termination Statements 2022 before they are approved pursuant to Section 4.3 and any reasonable comments by the Purchaser and the Seller Parent on the PLTA Statements 2021 and, if applicable, the PLTA Termination Statements 2022 shall be taken into account in good faith and reflected in the PLTA Statements 2021 and, if applicable, the PLTA Termination Statements 2022 unless the auditor pursuant to this Section 4.2 rejects such comments after having discussed such comments with both the Seller Parent and the Purchaser.
4.3Approval of PLTA Statements If the Closing Date falls on:
4.3.131 December 2021, the Purchaser shall procure (steht dafür ein) that KaVo Dental prepares the PLTA Statements 2021 and, if required by law, has them audited without undue delay after the Closing Date, and to provide them promptly after finalization and the audit to the Seller Parent and the Purchaser. For that purpose, the Purchaser shall instruct KaVo Dental to finalize such preparation and audit within three (3) months after Closing. All fees, expenses and costs (including those of the auditor, if any) incurred in connection with the preparation and audit of the PLTA Statements 2021 by KaVo Dental or the Purchaser shall be borne by Kavo Dental. The Purchaser shall procure (steht dafür ein) that the PLTA Statements 2021 are formally approved (festgestellt) by shareholders' resolutions promptly after the Seller Parent has given its consent to the PLTA Statements 2021 received from KaVo Dental, which shall only be withheld for justified reasons (gerechtfertigte Gründe) and the approved PLTA Statements 2021 shall then be promptly signed by the managing directors;
4.3.2a date after 31 December 2021, (i) the Seller Parent shall instruct KaVo Dental to prepare the PLTA Statements 2021 and requests them to be audited without undue delay after such date if required by law and (ii) the Purchaser shall procure (steht dafür ein) that KaVo Dental prepares the PLTA Termination Statements 2022 and the PLTA Statements 2021 and, if required by law, has them audited without undue delay after the Closing Date, and to provide them promptly after finalization and the audit report to the Seller Parent and the Purchaser. For that purpose, the Purchaser shall instruct KaVo Dental to finalize such preparation and audit within three (3) months after 31 December 2021 regarding the PLTA Statements 2021 and three (3) months after Closing regarding the PLTA Termination Statements 2022. All fees, expenses and costs (including those of the auditor, if any) incurred in connection with the preparation and audit of the PLTA Statements by KaVo Dental or the Purchaser shall be borne by Kavo Dental (and shall not be reflected as deduction items when determining the Purchase Price). The Purchaser shall procure (steht dafür ein) that each of the PLTA Statements are formally approved (festgestellt) by shareholders' resolutions promptly after the Seller Parent has given its consent to each of the PLTA Statements received from KaVo Dental, which shall only be withheld for justified reasons (gerechtfertigte Gründe) and each of the approved PLTA Statements shall then be promptly signed by the managing directors;
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(the approved and signed financial statements under Section 4.3.1 or, as the case may be, Section 4.3.2, the "Approved PLTA Statements").
4.4Provision of Approved PLTA Statements. The Purchaser shall procure (steht dafür ein) that KaVo Dental, promptly after the approval, provides the Seller Parent with copies of the Approved PLTA Statements.
4.5Determination of PLTA Claims. The amount (i) owed by KaVo Dental to DCII as profit transfer obligation (Gewinnabführungsverpflichtung) for the Fiscal Year 2021 and, if applicable, the PLTA Period 2022 pursuant to Section 301 German Stock Corporation Act (jointly, the "PLTA Profit Transfer Claim") and (ii) owed by DCII to KaVo Dental as a loss transfer obligation (Verlustausgleichsanspruch) for the Fiscal Year 2021 and, if applicable, the PLTA Period 2022 pursuant to Section 302 German Stock Corporation Act (jointly, the "PLTA Loss Compensation Claim"), as the case may be, shall each be determined on the basis of the Approved PLTA Statements.
4.6Settlement of PLTA Claims. In the event of a PLTA Loss Compensation Claim, the Seller Parent shall procure (steht dafür ein) that DCII settles the PLTA Loss Compensation Claim (together with any accrued interest thereon) by way of actual payment in cash to KaVo Dental. In the event of a PLTA Profit Transfer Claim, the Purchaser shall procure (steht dafür ein) that KaVo Dental settles any such PLTA Profit Transfer Claim (together with any accrued interest thereon) by way of actual payment in cash to DCII. In any event, such payments shall be settled within ten (10) Business Days after receipt of the copies of the Approved PLTA Statements, provided that, in case the Closing Date falls on a date after 31 December 2021, the relevant PLTA Profit Transfer Claims (after deduction of any applicable German withholding tax (Kapitalertragsteuer)) and the relevant PLTA Loss Compensation Claims shall be set-off against each other or, as the case may be, added-up and the balance resulting from such set-off or add-up shall be paid by KaVo Dental to DCII in case the remaining balance is a PLTA Profit Transfer Claim and, in case the remaining balance is a PLTA Loss Compensation Claim, from DCII to KaVo Dental. The Parties agree that, in case the Closing Date falls on a date after 31 December 2021, KaVo Dental shall withhold any German withholding tax (Kapitalertragsteuer) applicable to the settlement of the PLTA Profit Transfer Claim relating to the PLTA Period 2022 and timely pay the required amount to the competent Tax Authority for the account of DCII and shall only pay the PLTA Profit Transfer Claim net of any such withholding tax to DCII.
4.7Compliance with PLTA. As from the Closing Date, the Parties shall procure (steht dafür ein) that (i) KaVo Dental shall duly perform all of its obligations under the PLTA in relation to any periods up to the Closing Date and (ii) the Tax returns and financial statements of KaVo Dental for any periods up to the Closing Date shall not be amended to the extent, as regards financial statements of KaVo Dental, which would cause a liability of DCII to compensate additional losses or to repay any profits received under the PLTA, except for any amendments which are mandatory under applicable law or required to uphold the fiscal unity (Organschaft) until the Closing Date, 31 December 2021 respectively if the Closing Date falls on a date after 31 December 2021.
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4.8Security to Creditors. Any security requested by a creditor of KaVo Dental pursuant to Section 303 German Stock Corporation Act as a result of the termination of the PLTA shall be furnished by the Purchaser. The Purchaser shall indemnify and hold harmless the Seller Parent against and from any claims and obligations under or in connection with the termination of the PLTA in accordance with Section 25.2.
5Japanese Demerger
5.1Japanese Demerger. The Seller Parent shall procure (steht dafür ein), applying the principles under Sections 8 through 11 of this Agreement, to effect, after the Signing Date and prior to the Scheduled Closing Date, the transfer of the Entire Sold Assets in Japan into KaVo Dental Systems Japan G.K., an entity organized under the laws of Japan, ("Japanese NewCo") by way of spin-off, split-off, demerger or similar transaction (the "Japanese Demerger"). After the Signing Date, the Parties will agree in good faith on the documentation required to be executed for the effective implementation of the Japanese Demerger under applicable local law.
5.2Japanese NewCo. The Parties acknowledge and agree that, upon and after the effective date of the Japanese Demerger, Japanese NewCo shall be deemed to be included in the Sold Companies listed in Exhibit 2.1.2, and the equity interests in Japanese NewCo shall be deemed to be included in the Sold Shares listed in Exhibit 2.2.
6Sale, Purchase and Transfer of the Sold Shares
6.1Sale and Purchase of Sold Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Seller Parent shall procure (steht dafür ein) that each Share Seller sells and transfers to the Purchaser or a Share Purchaser as the case may be on, and with economic effect (mit wirtschaftlicher Wirkung) as of, the Closing Date the Sold Shares. The Purchaser shall, and shall procure that a Share Purchaser as the case may be agrees to, purchase the Sold Shares in accordance with the foregoing sentence.
6.2Transfer of KaVo Dental. The Parties agree to implement the sale and transfer of the share in KaVo Dental by virtue of a share sale and transfer agreement to be executed on the Scheduled Closing Date between DCII on the one hand and the Purchaser and/or an Affiliate of the Purchaser on the other hand, substantially in the form as attached hereto as Exhibit 6.2 (the "KaVo Dental Share Sale and Transfer Agreement").
6.3Local Share Transfer Agreements. The Parties agree to implement the sale and transfer of the Sold Shares in the Sold Companies other than KaVo Dental by virtue of local share sale and transfer agreements to be executed on the Scheduled Closing Date between the respective Share Sellers on the one hand and the Purchaser and/or the Affiliates of the Purchaser listed in Exhibit 6.3-1 (the "Share Purchasers") on the other hand, substantially in the form as attached hereto as Exhibit 6.3-2 (the "Local Share Transfer Agreements" and together with the KaVo Dental Share Transfer Agreement, the "Share Transfer Agreements"), which shall provide for the sale and transfer of the respective Sold Shares. The Local Share Transfer Agreements shall be amended, supplemented or otherwise modified only to the extent necessary to make the Local Share Transfer Agreements fully
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effective under applicable local law. The Seller Parent shall cause the relevant Share Seller to accept and sign and the Purchaser shall accept and sign and/or shall cause the relevant Share Purchaser to accept and sign the respective Share Transfer Agreement on the Scheduled Closing Date.
7Asset Transfer Agreements
7.1Local Asset Transfer Agreements. The Parties agree to implement the sale and transfer of the respective Sold Assets and for the assumption of the respective Assumed Liabilities, Assumed Agreements and transfer of the Business Employees (as defined in Section 11.2) as set forth in Sections 8 through 11 below by virtue of local asset sale and transfer agreements to be executed on the Scheduled Closing Date between the respective Asset Seller(s) on the one hand and the Purchaser and/or Affiliates of the Purchaser listed in Exhibit 7.1-1 (the "Asset Purchasers") on the other hand, in accordance with the respective local laws (the "Asset Transfer Agreements"). The Asset Transfer Agreements shall substantially conform with the template asset transfer agreement, attached hereto as Exhibit 7.1-2. The Asset Transfer Agreements shall be amended, supplemented or otherwise modified only to the extent necessary to make the Asset Transfer Agreements fully effective under applicable local law. The Seller Parent shall cause the relevant Asset Seller to accept and sign and the Purchaser shall accept and sign and/or shall cause the relevant Asset Purchaser to accept and sign the respective Asset Transfer Agreement on the Scheduled Closing Date.
7.2Joint and Several Liability. The Purchaser shall procure (steht dafür ein) that each Asset Purchaser and Share Purchaser duly fulfills its obligations under the respective Asset Transfer Agreement or Share Transfer Agreement and shall be liable, jointly and severally with the respective Asset Purchaser and Share Purchaser (gesamtschuldnerische Haftung) for all of such Asset Purchaser's and Share Purchaser's obligations under or in connection with such Asset Transfer Agreement or Share Transfer Agreement. This applies in particular, without limitation, to the assumption of the Assumed Liabilities under Section 9 and the assumption of the Assumed Agreements under Section 10. The Seller Parent shall procure (steht dafür ein) that each Asset Seller and Share Seller duly fulfills its obligations under the respective Asset Transfer Agreement or Share Transfer Agreement and shall be liable, jointly and severally with the respective Asset Seller and Share Seller (gesamtschuldnerische Haftung) for all of such Asset Seller's and Share Seller's obligations under or in connection with such Asset Transfer Agreement or Share Transfer Agreement. This applies in particular, without limitation, to the sale and transfer of the Sold Assets under Section 8 and the assumption of the Assumed Agreements under Section 10. The Parties acknowledge and agree that (i) any and all rights and obligations of the Parties and all representations, warranties or indemnities in relation to the transactions under this Agreement are exclusively set forth in this Agreement and (ii) any and all claims arising in connection with the obligations under the respective Asset Transfer Agreement or Share Transfer Agreement, save for claims for specific performance pursuant to the relevant agreement, shall only be brought against the Seller Parent or the Purchaser, as the case may be, and not against the respective Asset Seller, Share Seller, Asset Purchaser or Share Purchaser.
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7.3Relationship between Asset Transfer Agreements, Share Transfer Agreements and this Agreement. The Parties agree that the Asset Transfer Agreements and Share Transfer Agreements shall solely serve to implement the terms of this Agreement and shall not alter in any way the allocation of rights and obligations, benefits, costs and risks as agreed between the Parties in accordance with this Agreement. In particular, the Seller Parent, Share Sellers and the Asset Sellers shall not grant any representations, warranties, guarantees, covenants and indemnities under or in connection with the Asset Transfer Agreements or Share Transfer Agreements to the Purchaser, Share Purchasers or the Asset Purchasers. In the case of any inconsistencies between an Asset Transfer Agreement or Share Transfer Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail. The Seller Parent shall not, and shall procure (steht dafür ein) that no Asset Seller or Share Seller and none of their legal successors will, and the Purchaser shall not, and shall procure (steht dafür ein) that no Asset Purchaser or Share Purchaser and none of their legal successors will, raise any claims or take any other legal action under an Asset Transfer Agreement or Share Transfer Agreement or under the statutory laws applicable to, or governing an Asset Transfer Agreement or Share Transfer Agreement. Any and all claims relating to the sale of the Sold Business shall be governed, settled or litigated exclusively between the Seller Parent and the Purchaser. If and to the extent the applicable law underlying the Asset Transfer Agreements or the Share Transfer Agreements provides for any claims or other rights of an Asset Purchaser or Share Purchaser under or in connection with an Asset Transfer Agreement or Share Transfer Agreement, the Purchaser shall procure (steht dafür ein) that the relevant Asset Purchaser or Share Purchaser shall waive such claim or other right. The provisions in this Section 7.3 shall prevail over and shall exclude the application of any explicit or implied representations, warranties, guarantees, covenants or indemnities contained in the Asset Transfer Agreements, Share Transfer Agreements or under applicable law.
8Sold Assets; Permits
8.1Sold Assets. Upon the terms and subject to the conditions set forth in this Agreement, the Seller Parent hereby agrees to cause each Asset Seller to sell to the Purchaser, or an Asset Purchaser, the following assets, in each case as existing on the Signing Date and except as otherwise provided in Sections 8.2 through 8.7, with economic effect (mit wirtschaftlicher Wirkung) as of the Closing Date (the "Sold Assets"):
8.1.1Fixed Assets. All tangible fixed assets, technical equipment and other office and business equipment currently owned by, or subject to expectancy right (Anwartschaftsrecht) held by, any Asset Seller and in all material respects relating to the KaVo Dental Business (collectively the "Fixed Assets").
8.1.2Receivables. All trade receivables (including intercompany and intragroup trade receivables towards any Sold Company but not towards any other Asset Seller or other company of the Seller Parent's group) of any Asset Seller exclusively relating to the KaVo Dental Business in each case up to and including the Closing Date and to the extent not assigned to a third party under a factoring arrangement.
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8.1.3Current Tangible Assets. All inventories, auxiliary materials and supplies, and finished and trading goods, as well as all other tangible current assets, owned by any Asset Seller and in all material respects relating to the KaVo Dental Business (collectively the "Current Assets").
8.1.4Insurance Claims. Any claims of Seller Parent or any of its Affiliates (including any Asset Seller) against insurers or other third parties in connection with the destruction or loss of any assets owned or subject to any expectancy rights (Anwartschaftsrechte) that constitutes, or would have constituted but for such loss or destruction, a Sold Asset at the Signing Date.
8.1.5IP. All Intellectual Property (excluding any software related rights) owned by any Asset Seller exclusively relating to the KaVo Dental Business (except for such Intellectual Property that has been transferred to any of the Sold Companies prior to the Closing Date), it being understood that any use of such Intellectual Property in accordance with the back-license as provided for under the Brand Licensing Agreement shall not lead to the effect that such Intellectual Property does not relate exclusively to the KaVo Dental Business.
8.1.6Commercial Records. All supplier and customer lists, price lists, sales aids, sales literature, customer and supplier correspondence owned by an Asset Seller and in all material respects relating to the KaVo Dental Business (collectively the "Commercial Records").
8.1.7IT Equipment. All laptops and mobile phones used exclusively by the Transferred Employees (as defined below) of the Asset Sellers.
The Purchaser hereby agrees to purchase or to cause an Asset Purchaser to purchase the Sold Assets in accordance with the provisions of this Section 8.1.
8.2Excluded Assets. Subject to Section 8.6, Sold Assets shall not include any of the following assets (the "Excluded Assets"):
8.2.1cash, cheques, deposits with banks and cash equivalents;
8.2.2real estate and buildings;
8.2.3any assets to which the Asset Sellers hold neither legal title nor an expectancy right (Anwartschaftsrecht) (except for insurance claims or other claims against third parties of Seller Parent or any of its Affiliates governed by Section 8.1.4);
8.2.4assets of the Asset Sellers which are used by them both for the KaVo Dental Business and for other business activities, but not in all material respects relating to the KaVo Dental Business;
8.2.5any accounting documentation or financial books and records of the Seller Parent, Share Sellers or the Asset Sellers (the "Accounting Documentation");
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8.2.6computer hardware, including desktop computers, notebooks, servers and other hard drives used for the storage of data not transferred under Section 8.1.7; and
8.2.7intercompany financing receivables.
For the avoidance of doubt, the exclusions in this Section 8.2 shall not apply to any assets of the Sold Companies.
8.3IP Transfer. It is the Seller Parent's understanding that except for certain Intellectual Property listed on Exhibit 8.3, which will be transferred to any of the Sold Companies prior to the Closing Date, in accordance with Section 28.5, no other Intellectual Property to be transferred pursuant to Section 8.1.5 is held by any of the Asset Sellers. If, in contrast to such understanding, the Parties become aware within twenty-four (24) months after the Closing Date, that
8.3.1any Intellectual Property exclusively relating to the KaVo Dental Business has not been transferred to the Purchaser or any of the Sold Companies in accordance with this Section 8, the Seller Parent or the Purchaser (as applicable) shall notify the other Party of the same. Upon written request by the Purchaser, the Seller Parent shall, and shall procure any of its applicable Affiliates (in particular any Asset Seller), as the case may be, to transfer such Intellectual Property to the Purchaser or its Affiliates for nil consideration, such that the Purchaser or its Affiliate, as applicable, has full legal and beneficial ownership, possession and control of such Intellectual Property; and/or
8.3.2any Intellectual Property not exclusively relating to the KaVo Dental Business prior to Closing has been transferred to the Purchaser or an Asset Purchaser as part of the Entire Sold Assets, the Seller Parent or the Purchaser (as applicable) shall notify the other Party of the same. Upon written request by the Seller Parent, the Purchaser shall, and shall procure any of its applicable Affiliates, as the case may be, to transfer such Intellectual Property to the Seller Parent or its Affiliates for nil consideration, such that the Seller Parent or its Affiliate, as applicable, has full legal and beneficial ownership, possession and control of such Intellectual Property. This Section 8.3.2 shall apply mutatis mutandis to any Intellectual Property held by any of the Sold Companies which does not predominantly relate to the KaVo Dental Business.
8.4Access to Accounting Documentation. During the periods for which the Seller Parent, Share Sellers or the Asset Sellers are under applicable law obliged to retain Accounting Documentation, the Seller Parent shall procure (steht dafür ein) that the Purchaser shall upon reasonable request after having given reasonable advance notice be granted access during regular business hours to those parts of the Accounting Documentation which relate to the KaVo Dental Business. If the Purchaser requests copies of those parts of the Accounting Documentation, it shall notify the Seller Parent and shall be permitted to have copies made of such Accounting Documentation at its own cost and expense.
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8.5Changes in Sold Assets. The Sold Assets shall include all assets as described in Section 8.1 above which will be acquired by an Asset Seller between the Signing Date and the Closing Date or will be a replacement of any Sold Assets and which are owned by the Seller Parent or for which the Seller Parent holds an expectancy right (Anwartschaftsrecht) as of the Closing Date and which are in all material respects relating to the KaVo Dental Business, provided that, for the avoidance of doubt, Section 8.2 shall also apply to such acquired assets, replacements and expectancy rights (Anwartschaftsrechte). The Sold Assets shall exclude any of the assets and expectancy rights (Anwartschaftsrechte) referred to in Section 8.1 which are sold in the ordinary course of business, or destroyed or lost by an Asset Seller prior to the Closing Date, it being understood that (i) any cash proceeds or claims against third parties generated or resulting from the sale or any other form of disposal of such Sold Assets prior to the Closing Date in the ordinary course of business shall be excluded from the sale and transfer and (ii) in case of any destruction or loss of any asset or expectancy rights (Anwartschaftsrechte) that constitutes, or would have constituted but for such destruction or loss, a Sold Asset at the Closing Date, the Seller Parent shall assign, and shall procure that any of its Affiliates (including any Asset Seller) assigns, any claims it or they have against insurers or other third parties in connection with such destruction or loss.
8.6Lists of Sold Assets. Lists of the Sold Assets as of the Signing Date (or, in respect of any Exhibit which has been prepared as of a different date, as of the date stated in the respective Exhibit) are attached hereto for information purposes as Exhibit 8.6 (provided that only the information contained in these exhibits in Arabic or Roman numbers and/or in the English, German, French, Spanish, Italian and Portuguese language are binding). The Seller Parent shall provide to the Purchaser lists of the Sold Assets updated as per the Closing Date within thirty (30) Business Days after the Closing Date. For the avoidance of doubt, Sold Assets which (i) are included in the binding parts of such Exhibit 8.6 or the updated versions constitute in any event a "Sold Asset" (notwithstanding the abstract definition of Sold Asset) and (ii) have not been included in the binding parts of such Exhibit 8.6 or the updated versions of these Exhibits although they constitute Sold Assets under this Section 8 shall be deemed to be sold together with the other Sold Assets under this Agreement.
8.7Expectancy Rights. In case that assets which fall under any of the categories set forth in Section 8.1 above (and which are not Excluded Assets) are not owned by, but are subject to an expectancy right (Anwartschaftsrecht) of an Asset Seller (e.g., because they are subject to a retention of title (Eigentumsvorbehalt) by a third party), such assets shall nevertheless constitute Sold Assets. In respect of these assets, ownership shall for all purposes of this Agreement be considered replaced by the respective expectancy right (Anwartschaftsrecht).
8.8Wrong pocket.
8.8.1Unless otherwise provided in this Agreement, the TSA, the Regulatory TSA and the BLA, if the Purchaser becomes aware that any asset (other than Excluded Assets) used exclusively for the KaVo Dental Business and essential for the operation of the KaVo Dental Business remains vested in and is owned by the Seller Parent or one or more of its Affiliates after Closing (such asset a "Further Asset"), the Purchaser shall as soon as reasonably practicable notify the Seller
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Parent in writing and the Seller Parent shall or shall cause its respective Affiliate, if requested by the Purchaser, at its sole cost (including any Taxes except where otherwise payable by the Purchaser under this agreement or resulting from the nomination under Section 8.8.4):
(a)acknowledge the Purchaser's title to that Further Asset and hold the Further Asset at the Purchaser's direction and for the Purchaser's benefit and risk; and
(b)within twenty (20) Business Days after the respective Purchaser or Seller Parent giving notice under this Section 8.8.1, execute all documents and take and conduct all reasonable actions and measures required to transfer the relevant Further Asset to the Purchaser, or procure that the relevant Seller Parent's Affiliate executes all documents and takes and conducts all reasonable actions and measures required to transfer the relevant Further Assets to the Purchaser.
8.8.2Unless otherwise provided in this Agreement, the TSA, the Regulatory TSA and the BLA if the Seller Parent becomes aware that any material asset not used exclusively for the KaVo Dental Business and not properly forming part of the KaVo Dental Business has vested in and is owned by the Purchaser (such asset a "Out of Scope Asset"), the Seller Parent shall as soon as reasonably practicable notify the Purchaser in writing and the Purchaser shall or shall cause the respective Asset Purchaser:
(a)to acknowledge the Seller Parent title to that Out-of-Scope Asset and hold the Out-of-Scope Asset for the Seller Parent's benefit and risk; and
(b)within twenty (20) Business Days after the respective Purchaser or Seller Parent giving notice under this Section 8.8.2, to execute all documents and take and conduct all reasonable actions and measures required to transfer the relevant Out-of-Scope Asset to the Seller Parent, or procure that the relevant Purchaser's Affiliate executes all documents and takes and conducts all reasonable actions and measures required to transfer the relevant Out-of-Scope Assets to the Seller Parent.
8.8.3To the extent that the Further Asset, if it had been transferred at Closing would have been reflected with a positive value in the Net Working Capital, the Purchaser shall compensate the Seller Parent for the transfer of the Further Asset to be implemented pursuant to Section 8.8.1 in an amount equal to the amount by which the Further Asset would have been reflected in the Net Working Capital. To the extent that the Out-of-Scope Asset has been reflected with a positive value in the Net Working Capital, the Seller Parent shall compensate the Purchaser for the transfer of the Out-of-Scope Asset to be implemented pursuant to Section 8.8.2 in an amount equal to the amount by which the Out-of-Scope Asset has been reflected in the Net Working Capital.
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8.8.4The Purchaser may by written notice to the Seller Parent nominate an entity related to the Purchaser to receive a Further Asset to be transferred by the Seller Parent under Section 8.8.1.
8.8.5Any rights of the Purchaser or the Seller Parent shall terminate and this Section 8.8 shall cease to apply two (2) years after Closing.
8.9Transfer of Title. The Seller Parent shall cause the Asset Sellers to transfer title or the expectancy rights (Anwartschaftsrecht), as the case may be, to the Sold Assets with in rem effect (mit dinglicher Wirkung) as of the Closing Date to the Purchaser or the relevant Asset Purchaser by virtue of the Asset Transfer Agreements. The Purchaser hereby undertakes in respect of any Sold Assets for which the Purchaser itself is the Asset Purchaser to acquire and accept the transfer, and to cause the Asset Purchasers to acquire and accept the transfer, of title, or the expectancy rights (Anwartschaftsrecht) (as the case may), to the other Sold Assets with in rem effect (mit dinglicher Wirkung) as of the Closing Date by virtue of the Asset Transfer Agreements.
8.10Erroneous Payments. If after the Closing Date either the Seller Parent or any of its Affiliates (in particular any Asset Seller), as the case may be, receives any payment from a third party in respect of a Sold Asset or the Purchaser or any of its Affiliates (in particular any Asset Purchaser) receives any payments from a third party in respect of an Excluded Assets (or, in each case, would have received any such payment, but for any set-off, counterclaim or credit or similar action having been effected against that payment, as against the Seller Parent (if payment should have been received by the Purchaser or its Affiliates) or as against the relevant Purchaser or its Affiliates (if payment should have been received by the Seller Parent or its Affiliates)), as the case may be, which should, in accordance with the terms of this Agreement have been received by the other Party or its Affiliates, then the Party having received such amount shall forward any such amount which it has erroneously received to the other Party.
9Assumed Liabilities / Assumed Securities
9.1Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to assume or to cause an Asset Purchaser to assume under full discharge of the Seller Parent and Asset Sellers (mit schuldbefreiender Wirkung), in each case except as otherwise provided in Sections 9.2 through 9.5 below and with economic effect (mit wirtschaftlicher Wirkung) as of the Closing Date, all obligations and liabilities which have been or will be incurred by the Seller Parent or an Asset Seller up to and including the Closing Date and (i) which relate exclusively to the KaVo Dental Business or any Sold Assets and (ii) which are outstanding or pending on the Closing (including intragroup and intracompany liabilities), irrespective of whether such obligations or liabilities are due or not due, absolute or contingent, conditional or unconditional or whether they are known or unknown, unless they constitute Excluded Liabilities (as defined in Section 9.2) (the "Assumed Liabilities"). Without limiting the generality of the foregoing, the Assumed Liabilities shall in particular include:
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9.1.1accounts payable arising from deliveries and services received (Verbindlichkeiten aus Lieferungen und Leistungen) exclusively relating to the KaVo Dental Business, and if not exclusively relating to the KaVo Dental Business, the portion of such accounts payable exclusively relating to the KaVo Dental Business up to and including the Closing Date (including intragroup and intracompany trade payables and/or liabilities);
9.1.2liabilities resulting from or otherwise relating to the Assumed Agreements;
9.1.3liabilities resulting from or otherwise relating to the Sold Assets (including any warranty or product liabilities resulting from the conduct of the KaVo Dental Business);
9.1.4liabilities vis-à-vis or otherwise relating to the Transferred Employees (as defined in Section 11.1.2); and
9.1.5liabilities comprised in the Net Working Capital (as defined in Section 12.2.3).
9.2Excluded Liabilities. The following liabilities shall not be included in the Assumed Liabilities, unless comprised in the Net Working Capital (as defined in Section 12.2.3) (the "Excluded Liabilities"):
9.2.1interest bearing financial indebtedness owed by any Asset Seller to banks, other credit institutions, other third-party lenders or the Seller Parent or any Seller Parent's Affiliate;
9.2.2liabilities for any Taxes (including any Taxes resulting from any Tax Proceeding) attributable to the period up to and including the Closing Date in relation to the KaVo Dental Business and, without prejudice to Sections 12.3, 12.4, 22.3.1(c) and 30.3, any Taxes triggered by the sale and transfer of the Sold Assets;
9.2.3liabilities vis-à-vis former employees of the Asset Sellers who are pensioners as of the Closing Date; and
9.2.4intercompany financing payables.
9.3Assumption. The assumption of the Assumed Liabilities shall be effected on the Scheduled Closing Date with economic effect (mit wirtschaftlicher Wirkung) and in rem effect (mit dinglicher Wirkung) as of the Closing Date by virtue of execution of the relevant Asset Transfer Agreements by the Purchaser or an Asset Purchaser. The assumption of Assumed Liabilities by an Asset Purchaser under an Asset Transfer Agreement shall be without prejudice to the joint and several liability (gesamtschuldnerische Haftung) of the Purchaser and the respective Asset Purchaser for such Asset Purchaser's liabilities pursuant to Section 7.2.
9.4Third-party Consent. If and to the extent that the assumption of Assumed Liabilities with full discharge of the original debtor requires the consent of the respective third-party creditor, the Purchaser shall use, or shall cause the respective Asset Purchaser to use, best
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efforts to obtain such consent, whereby external costs and expenses for third-party advisors assisting with obtaining such consents if and to the extent reasonably occurred and documented to achieve the consent of the third-party-creditor shall be borne equally by the Seller Parent and the Purchaser, provided that the aggregate of all costs and expenses to be borne by the Seller Parent shall not exceed USD 50,000.00. The Parties shall keep each other reasonably informed about these efforts and about the status of the discussions with the respective third-party creditor. For as long as the consent to an assumption of an Assumed Liability is not obtained, the Purchaser agrees to assume the Assumed Liabilities, as an additional debtor (Schuldbeitritt) with economic effect (mit wirtschaftlicher Wirkung) and in rem effect (mit dinglicher Wirkung) as of the Closing Date and agrees to indemnify and hold harmless the Seller Parent, the Seller Parent's Affiliates and Asset Sellers from such Assumed Liabilities (including, for the avoidance of doubt, any liabilities and obligations resulting from such Assumed Liabilities, in particular interest accruing thereon). Without prejudice to the foregoing, Seller Parent or the respective Asset Seller shall be entitled, but for the avoidance of doubt not be obliged, to fulfill the respective Assumed Liability for the account of the respective Asset Purchaser.
9.5Transferred Litigation. To the extent any of the Assumed Liabilities is subject to an ongoing litigation ("Transferred Litigation"), in particular the liabilities relating to the litigations listed in Schedule 19.16, the Purchaser shall use best efforts to effect the replacement of the Seller Parent or its relevant Affiliate as party in each Transferred Litigation with applicable Law ("Replacement of Party"). Until (and including) the date of the Replacement of Party has taken effect in relevant Transferred Litigation, (i) the Seller Parent or its relevant Affiliate (as the case may be) shall continue to participate in the Transferred Litigation in their own name, (ii) the Purchaser shall bear all internal and external costs and expenses resulting from such Transferred Litigation including reasonable attorney's fees and (iii) the Seller Parent shall follow any instructions of the Purchaser, including instructions to withdraw and settle the Transferred Litigation, which are notified in writing to the Seller Parent reasonably in advance of any deadlines or other time limitations.
9.6Assumed Securities. The Seller Parent, the Seller Parent's Affiliates and certain third parties (i) have, prior to the Signing Date, provided securities in favor of the KaVo Dental Business, such as bank guarantees, sureties, comfort letters and performance and warranty bonds attached hereto as Exhibit 9.6 and (ii) may, between the Signing Date and the Closing Date, provide such securities in favor of the KaVo Dental Business if so required in the ordinary course of business (the "Assumed Securities").
9.6.1The Purchaser and the Seller Parent shall use reasonable commercial efforts to ensure that the Assumed Securities are replaced with guarantees of the Purchaser thereby fully releasing the Seller Parent and the Seller Parent's Affiliates from any liabilities thereunder and that any deeds or instruments evidencing the Assumed Securities shall be returned to the Seller Parent, in each case by the Scheduled Closing Date; and
9.6.2to the extent such replacement in accordance with Section 9.6.1 is not implemented at Closing, provide a back to back guarantee from a first class
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international bank to the Seller Parent payable on first demand and in an appropriate amount, but in no event exceeding an amount of USD 500,000.00 in the aggregate, in order to secure any amounts drawn by third parties under the Assumed Securities.
9.7Erroneous Payments. If after the Closing Date either the Seller Parent or any other Asset Seller, as the case may be, erroneously makes any payments to satisfy any Assumed Liabilities which should, in accordance with the terms of this Agreement have been paid by the Purchaser or an Asset Purchaser, then the Purchaser shall reimburse the Seller Parent or the Asset Seller to the extent the respective Assumed Liability is reduced as a result of such payment, as the case may be, any such amounts which it has erroneously paid. If after the Closing Date either the Purchaser or any other Asset Purchaser, as the case may be, erroneously makes any payments to satisfy any liability of Seller Parent or any Asset Seller which should, in accordance with the terms of this Agreement have been paid by the Seller Parent or an Asset Seller, then the Seller Parent shall reimburse the Purchaser or the Asset Purchaser, as the case may be, any such amounts which it has erroneously paid to the extent the respective liability of Seller Parent or any Asset Seller is reduced as a result of such payment.
10Assumed Agreements
10.1Assumed Agreements. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to assume or to cause an Asset Purchaser to assume under full discharge of the Seller Parent and Asset Sellers (im Wege der Vertragsübernahme mit schuldbefreiender Wirkung), in each case except as otherwise provided in Sections 10.2 through 10.9 below and with economic effect (mit wirtschaftlicher Wirkung) as of the Closing Date all contracts, agreements, outstanding orders and other contractual offers or contractual relationships entered into, made or received by an Asset Seller with, from or to any third party (including the Seller Parent or the Seller Parent's Affiliates) which exist on the Closing Date and relate exclusively to the KaVo Dental Business or the Business Employees, whether made in written, electronic or oral form and are not solely entered into or existing with any of the Sold Companies (the "Assumed Agreements"). Agreements relating to the Business Employees are exclusively addressed in Section 11.
10.2Certain Assumed Agreements. In particular and without any limitation, the Assumed Agreements shall include the following types of agreements:
10.2.1agreements with sales representatives, agents, dealers or other distributors;
10.2.2agreements relating to deliveries or services from suppliers;
10.2.3agreements relating to the provision of deliveries or services to customers;
10.2.4agreements relating to the lease of real estate and premises as listed in Exhibit 10.2.4;
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10.2.5agreements relating to the lease of vehicles or other equipment of the Asset Sellers; and
10.2.6cooperation agreements.
10.3Excluded Agreements. The following agreements of any Asset Seller shall not be included in the Assumed Agreements, even if they fall within one of the categories set forth in Section 10.1 (the "Excluded Agreements"):
10.3.1agreements with banks, other credit institutions or other third-party lenders;
10.3.2insurance agreements; and
10.3.3agreements (other than agreements pursuant to Section 10.3.1 or 10.3.2) which pertain in part to the KaVo Dental Business or the Business Employees and in part to any other business unit or other business activities of the Seller Parent or the Seller Parent's Affiliates (the "Shared Agreements").
10.4Lists of Agreements. Lists of the Assumed Agreements as of the Signing Date (or, to the extent a different preparation date is mentioned for a list, as of the date stated for such list in the Exhibit) are attached hereto as Exhibit 10.4. The Seller Parent shall provide to the Purchaser lists of the Assumed Agreements updated as per the Closing Date within thirty (30) Business Days after the Closing Date. For the avoidance of doubt, Assumed Agreements which have not been included in such Exhibit 10.4 or the updated version of such Exhibit although they constitute Assumed Agreements under this Section 10 shall be deemed part of the Purchaser's obligation to assume such contracts together with the other Assumed Agreements under this Agreement; provided, however, that Purchaser shall not be obligated to assume any agreement that has not been notified to Purchaser prior to the expiry of twelve (12) months from the Closing Date.
10.5Changes of Assumed Agreements. The Assumed Agreements shall include all agreements, contracts, outstanding orders and other contractual offers or contractual relationships listed in Section 10.2 and Section 10.3, which will be newly concluded by an Asset Seller up to and including the Closing Date. If any agreement that qualifies as an Assumed Agreement was entered into in breach of the Interim Covenants (as defined in Section 20.1.2) such breach shall not affect such qualification and any rights of the Purchaser resulting from the breach of the Interim Covenants shall not be affected by the assumption of such agreement. The Assumed Agreements shall exclude any agreements, contracts, outstanding orders and other contractual offers or contractual relationships referred to in Section 10.1 which (i) are terminated by an Asset Seller or (ii) have expired prior to the Closing Date without breach of the Seller Parent's Covenants contained in Section 20 below.
10.6Assumption. The assumption of the Assumed Agreements shall be effected with economic effect (mit wirtschaftlicher Wirkung) and in rem effect (mit dinglicher Wirkung) as of the Closing Date by virtue of execution of the relevant Asset Transfer Agreements on the Scheduled Closing Date by the Purchaser or an Asset Purchaser. The assumption of Assumed Agreements by an Asset Purchaser under an Asset Transfer Agreement shall be
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without prejudice to the joint and several liability (gesamtschuldnerische Haftung) of the Purchaser for such Asset Purchaser's liabilities pursuant to Section 7.2.
10.7Third-party Consent. With respect to the assumption of the Assumed Agreements, the Purchaser shall request, or cause the relevant Asset Purchaser to which an Assumed Agreement shall be transferred pursuant to the applicable Asset Transfer Agreement to request, immediately after the Closing Date the respective third party to such Assumed Agreement to give its consent to the assumption thereof by the respective Asset Purchaser, to the extent such explicit third party consent is required or practically desired, whereby external costs and expenses for third-party advisors assisting with obtaining such consents if and to the extent reasonably occurred and documented to achieve the consent of the third party shall be borne equally by the Seller Parent and the Purchaser, provided that the aggregate of all costs and expenses to be borne by the Seller Parent shall not exceed USD 50,000.00. The Purchaser shall use, and shall cause the relevant Asset Purchaser, as the case may be, to use, best efforts to obtain express or implied consent and shall keep the Seller Parent reasonably informed about these efforts and the status of the discussions with the respective third party. The Seller Parent shall fully cooperate with the Purchaser in respect of obtaining such third-party consents and shall provide such assistance and information as the Purchaser reasonably requires or requests to obtain such consent. If the third party makes its consent dependent on the acceptance of conditions (including changes to the respective Assumed Agreement) which are not materially disadvantageous to the Purchaser, Asset Purchaser and its other Affiliates, the Purchaser shall accept and implement, and/or shall cause the respective Asset Purchaser or other Purchaser's Affiliates to which the condition of the third party relates to accept and implement, these conditions. If the consent of the third party is denied, unreasonably delayed or offered only under conditions which are materially disadvantageous, the Parties shall inform each other without undue delay (unverzüglich). In this case, the respective Asset Seller shall, in respect of the external relationship (im Außenverhältnis), remain the party to the relevant Assumed Agreement, but shall, in respect of the internal relationship (im Innenverhältnis) with the respective Asset Purchaser, continue to hold the relevant Assumed Agreement and, to the extent possible, to perform the rights and obligations under the relevant Assumed Agreement as trustee, in accordance with the respective Purchaser's or Asset Purchaser's reasonable instructions, and for the account of the respective Asset Purchaser. To the extent possible, the Seller Parent will fulfill, or cause the relevant Asset Seller to fulfill, the respective Assumed Agreement internally (im Innenverhältnis) for the account of the relevant Asset Purchaser, and the Seller Parent shall put the respective Asset Purchaser, and the Purchaser shall put the respective Asset Seller, economically into the position in which they would be if the assumption of the Assumed Agreement had become effective as of the Closing Date. If and when it is for the respective Asset Seller not, or no longer, legally or factually possible (rechtliche oder tatsächliche Unmöglichkeit) to perform the relevant Assumed Agreement, it shall be entitled to terminate such agreement, taking into account the Purchaser's reasonable interests (in particular with respect to the legal way of termination, e.g. by way of termination for cause or ordinary termination), without any further obligation or liability to the Purchaser or the respective Asset Purchaser. At the request of the Seller Parent or the respective Asset Seller, the Purchaser shall perform, and shall cause the respective Asset Purchaser to perform, the respective Assumed Agreement
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vis-à-vis the third party as a subcontractor. To the extent that such subcontracting is not permitted by law or contractually precluded, the Parties shall agree in good faith on how the obligations under the respective Assumed Agreement can be fulfilled. For as long as the consent to an assumption of an Assumed Agreement is not obtained, the Purchaser agrees to indemnify and hold harmless the Seller Parent, the Seller Parent's Affiliates and Asset Sellers in accordance with Section 25.2 below from all risk, liabilities and obligations arising from such Assumed Liabilities.
10.8Erroneous Payments. If after the Closing Date either the Seller Parent or any other Asset Seller, as the case may be, receives any amounts under the Assumed Agreements or the Purchaser or any Asset Purchaser receives any amounts under the Excluded Agreements (including the Shared Agreements), as the case may be, which should, in accordance with the terms of this Agreement have been paid to the other Party or its Affiliates, then the Party having received such amount shall forward any such amount which it has erroneously received to the other Party. Section 9.7 shall apply mutatis mutandis to any payments mistakenly made by the Seller Parent or any other Asset Seller on the one hand or the Purchaser or any Asset Purchaser on the other hand under the Assumed Agreements or Shared Agreements after the Closing Date.
10.9Shared Agreements. In respect of the Shared Agreements with a value of more than USD 100,000.00 for the KaVo Dental Business and in respect of any other Shared Agreement with a value below such threshold that the Purchaser reasonably requests (the "Relevant Shared Agreements"), the Parties shall use commercially reasonable efforts to procure (steht dafür ein) that the respective third parties consent in writing to a split of such Relevant Shared Agreements to the effect that any deliveries or services provided exclusively by or to the Asset Sellers shall be carved out of the respective Relevant Shared Agreements and shall become the subject matter of separate agreements to be entered into between the respective third parties and the Purchaser or the respective Asset Purchaser, as the case may be, at equivalent terms and conditions. Unless and until a third party gives its consent and the split of the Relevant Shared Agreement becomes effective, the respective Relevant Shared Agreement shall remain with the respective Asset Seller in its entirety. If and to the extent that such Relevant Shared Agreement relates to deliveries or services provided by or to an Asset Seller, to the extent possible the Seller Parent shall cause the respective Asset Seller to perform such Relevant Shared Agreement for the account of the Purchaser or the respective Asset Purchaser and the Purchaser shall make, and shall cause the respective Asset Purchasers to make, such deliveries and other performances as are necessary to duly fulfill the Relevant Shared Agreements with respect to the relevant Asset Seller. Section 10.8 shall apply mutatis mutandis. This Section 10.9 shall apply mutatis mutandis to any customer contracts that are held by a Sold Company and which also relate to a business of the Seller Parent other than the KaVo Dental Business.
10.10Governmental Contracts. If and to the extent a Shared Agreement which has been entered into with a Governmental Authority cannot be split pursuant to Section 10.9 (the "Shared Governmental Contract"), (i) the respective Asset Seller shall, in respect of the external relationship (im Außenverhältnis), remain the party to such Shared Governmental Agreement and (ii) this Asset Seller and the Purchaser shall, to the extent legally permissible
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under the Shared Governmental Contract, enter into a subcontracting agreement under which the Purchaser shall provide the relevant products or services relating to the KaVo Dental Business which are owed under the Shared Governmental Contract as a subcontractor to the relevant Asset Seller at reasonable terms and conditions negotiated in good faith. The preceding sentence shall apply mutatis mutandis to any agreement according to the last sentence of Section 10.9, in which case (i) the Sold Company shall remain the party to the Shared Governmental Agreement and (ii) the Seller Parent (or any of its subsidiaries) and the Sold Company shall, to the extent legally permissible under the Shared Governmental Contract, enter into a subcontracting agreement under which the Seller Parent (or any of its subsidiaries) shall provide the relevant products or services not relating to the KaVo Dental Business which are owed under the Shared Governmental Contract as a subcontractor to the relevant Sold Company at reasonable terms and conditions negotiated in good faith.
11Transfer of Employees
11.1Defined Terms.
11.1.1"Transfer Regulations" shall mean the legislation, regulation, enactment, agreement or other instrument implementing the provisions of EC Directive No. 2001/23 dated 12 March 2001, or similar legislation in other jurisdictions outside of the European Union.
11.1.2"Transferred Employees" shall mean Business Employees who commence employment with the Purchaser or an Affiliate of the Purchaser as of the Closing Date or a date thereafter in accordance with the terms of this Agreement.
11.2Business Employees. As of the Signing Date (or, in respect of any Exhibits which have been prepared as of a different date, as of the date stated in the respective Exhibit) the Sold Business comprises exclusively the employees (including apprentices, part-time employees, temporarily-employed staff and any dormant employment agreements) of the Asset Sellers and Sold Companies listed in an anonymized form in Exhibit 11.2 (collectively, the "Business Employees").
11.3Changes until the Closing Date. Employees who are on the Closing Date for any reason no longer employed by an Asset Seller or a Sold Company shall not constitute Business Employees. Employees newly hired within the ordinary course of business by an Asset Seller or a Sold Company until the Closing Date who are in all material respects relating to the KaVo Dental Business shall constitute Transferred Employees. The Parties shall update Exhibit 11.2 as soon as reasonably practicable to reflect the changes that may occur until the Closing Date.
11.4Employees of the Sold Companies. Business Employees employed by the Sold Companies will continue to be employed by such Sold Companies after Closing and the Seller Parent shall ensure that, as of the Closing Date, only Business Employees (subject to changes according to Section 11.3) will be employed by the Sold Companies.
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11.5Non-Automatic Transferring Employees. The following provisions shall apply to any Business Employee not employed by the Sold Companies or who will not automatically transfer to the Purchaser or any Asset Purchaser on or before the Closing Date by operation of the relevant local law (such as a transfer in accordance with the Transfer Regulations) in connection with or as a result of the transactions contemplated by this Agreement (the "Non-Automatic Transferring Employees"). In order to effect such transfers, the Purchaser shall, or shall cause the respective Asset Purchasers to, extend to the respective Non-Automatic Transferring Employees no less than thirty (30) days before the Closing Date individual offers of employment, subject to Closing and to take effect upon the Closing Date, that provide for:
11.5.1salary, wages, cash incentive compensation opportunities, cash bonus opportunities and other material terms of employment that are, individually no less than as required by applicable law, and in the aggregate not less favorable to the Non-Automatic Transferring Employees than their current terms of employment;
11.5.2a work location that will not make any Non-Automatic Transferring Employee's commute fifty (50) km longer than his or her commute immediately prior to the Closing Date; and
11.5.3employee benefits having a comparable aggregate value (including tax qualified and non-tax qualified defined benefit pension plans) as were provided to such Non-Automatic Transferring Employee immediately prior to the Closing Date, provided that for purposes of this covenant, stock options and other equity awards shall be disregarded;
(collectively, the "Employment Terms").
The offers of employment to the Non-Automatic Transferring Employees must provide that the respective Non-Automatic Transferring Employee's period of continuous service with the Seller Parent or one of its Affiliates (including any additional service time recognized by the Seller Parent or its Affiliate immediately prior to the Closing Date and the years of service with any legal predecessor) shall be counted as continuous service with the Purchaser or, as the case may be, an Asset Purchaser, except (i) in relation to any tax qualified or non-tax qualified defined benefit pension plans, (ii) where doing so would result in a duplication of benefits or (iii) it is prohibited by local laws, and such Employment Terms must, without prejudice to the Purchaser's or the Asset Purchaser's right to terminate the employment of any Transferred Employee's employment, remain in effect for at least twelve (12) months following the Closing Date. To the extent legally permitted, the Seller Parent shall provide, and shall cause the respective Asset Sellers to provide, the Purchaser or the respective Asset Purchasers with reasonable access to the respective Business Employees for the purpose of extending and explaining the offers of employment. The Seller Parent shall use reasonable efforts to assist the Purchaser if the cooperation or information of third parties (e.g. governmental authorities) is necessary or expedient with regard to the aforementioned offers.
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11.6Automatic Transferring Employees. The following provisions shall apply to any Business Employee who will be transferred to the Purchaser or any Asset Purchaser on or before the Closing Date by operation of the relevant local law (such as a transfer in accordance with the Transfer Regulations) in connection with or as a result of the transactions contemplated by this Agreement (the "Automatic Transferring Employees"):
11.6.1In respect of each Automatic Transferring Employee, the Purchaser or relevant Asset Purchaser shall, with effect from the moment of transfer and, without prejudice to the Purchaser's or any Asset Purchaser's right to terminate the employment of any Transferred Employee, for at least twelve (12) months from the Closing Date, or as otherwise required by law, if longer:
(a)employ, on terms as required under the Transfer Regulations, and in any event in the aggregate no less favorable than the Employment Terms, and be liable for (and the Purchaser shall indemnify the Seller Parent and each relevant other Affiliate of the Seller Parent for and against) all employment costs and all employment liabilities as from the Closing Date (whether arising prior, on or after the Closing Date), save that the Seller Parent shall indemnify the Purchaser against all employment costs and all employment liabilities related to or arising from any failure by Seller Parent or any of its Affiliates to comply with its or their obligations arising under the Transfer Regulations in connection with or as a result of the transactions contemplated by this Agreement; and
(b)count his or her period of continuous service with the Seller Parent or its Affiliates (and the years of service with any legal predecessor) as continuous service with the Purchaser or, as the case may be, such relevant Asset Purchaser, except (i) in relation to any tax qualified or non-tax qualified defined benefit pension plans, (ii) where doing so would result in a duplication of benefits or (iii) it is prohibited by local law.
11.6.2Notification, Information and Consultation Obligations. If and to the extent that the laws applicable to an Asset Seller require that in connection with the transfer of any asset by an Asset Seller to an Asset Purchaser either the Asset Seller or the Asset Purchaser provides a notification or certain information to the employees (including the works council, a union or another body of employee representation) or a consultation with the employees (including the works council, a union or another body of employee representation), the Seller Parent shall cause the relevant Asset Seller, and the Purchaser shall cause the relevant Asset Purchaser, to duly and timely provide such notification or information or conduct such consultation. If and to the extent that the Purchaser has failed to duly comply with this obligation and such failure to comply has prevented the transfer of the relevant Transferred Employees to the relevant Asset Purchaser or delayed such transfer beyond the Closing Date or has resulted in any fines against or other liabilities of the Seller Parent or any Asset Seller, the Purchaser shall indemnify the Seller
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Parent and the relevant Asset Seller in accordance with Section 25.2 below against all obligations and costs resulting from or associated with the continued employment of the respective Transferred Employee with the relevant Asset Seller beyond the Closing Date (including, without limitation, salary, bonus, pensions, other benefits and social security contributions) and the termination of such employment (including reasonable severance payments and attorney fees) and from all such fines or other liabilities resulting from the failure to duly notify, inform or consult. To the extent legally possible, the Seller Parent undertakes to terminate the employment of the respective Transferred Employees at the next possible point in time.
11.6.3Employees not Transferred or Objecting Employees.
(a)If an Automatic Transferring Employee claims or is found not to transfer or not to have transferred to the Purchaser or an Asset Purchaser or objects to such transfer, the Seller Parent and the Purchaser shall notify each other as soon as reasonably practicable after becoming aware thereof and the Purchaser or relevant Asset Purchaser shall, in consultation with and cooperation from the Seller Parent, within twenty (20) Business Days following such notification, make to each such Automatic Transferring Employee an offer in writing to employ him or her under a new contract of employment no less favorable in the aggregate than consistent with the Employment Terms and otherwise consistent with the Employment Terms to take effect immediately (and at the earliest on the Closing Date).
(b)If the Automatic Transferring Employee accepts the offer made under Section 11.6.3(a), the Seller Parent or the relevant Affiliate will inform the Automatic Transferring Employee that, subject to the Closing occurring, his or her employment with the relevant Affiliate of Seller Parent will terminate without notice or severance being due as from the Closing Date and the Purchaser or the relevant Asset Purchaser will employ him or her and be liable for (and the Purchaser shall indemnify the Seller Parent and its Affiliates for and against) all employment costs and employment liabilities as from the transfer date, save that the Seller Parent shall indemnify and keep indemnified the Purchaser and Asset Purchasers against all employment costs and employment liabilities related to or arising from any failure by the Seller Parent or its Affiliates to comply with its or their obligations arising under the Transfer Regulations in connection with or as a result of the transactions contemplated by this Agreement.
11.7Unintended Transfer of Employees. If any person who is not a Business Employee claims and is found or alleged to be employed by the Purchaser or any Asset Purchaser on or after the Closing Date as a result of the transactions contemplated by this Agreement (including
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by operation of the relevant local law), the Purchaser shall inform the Seller Parent as soon as reasonably practicable after becoming aware thereof and:
11.7.1The Seller Parent shall, in consultation with the Purchaser, within twenty (20) Business Days of being informed of such finding, cause the relevant Affiliate of the Seller Parent to make an offer of employment to such person for the same position and in the same location and otherwise for the same terms and conditions as the person's employment contract with the Affiliate of the Seller Parent in existence immediately prior to the Closing Date, taking effect upon termination of the existing employment contract of such person; and
11.7.2The Purchaser or the relevant Asset Purchaser shall terminate the existing employment contract of such person upon the offer of employment being made under Section 11.7.1 or at any time following failure by the Seller Parent to cause the relevant Affiliate to make an offer as provided in Section 11.7.1. Any costs of termination shall be borne in equal shares by (i) Seller Parent and (ii) Purchaser or the relevant Asset Purchaser.
11.8Inactive Employees. "Inactive Business Employee" shall mean any Transferred Employee, if any, who is not actively at work and is on an approved or legally required leave of absence as of the Closing Date. Within two (2) Business Days after the Closing Date, the Seller Parent shall provide the Purchaser with a true and accurate list of all Inactive Business Employees. To the extent possible under applicable law (including any applicable Transfer Regulations and any disability law), and subject to any alternative agreement between the Seller Parent and the Purchaser, no Inactive Business Employee shall be transferred to or otherwise become employed by the Purchaser or any Asset Purchaser as of the Closing Date, and any such employee's employment commencement date shall not be the Closing Date, but such Inactive Business Employee shall instead be treated as having transferred to the Purchaser or the relevant Asset Purchaser only upon his or her return to active employment, provided such Inactive Business Employee returns to active employment within twelve (12) months following the Closing Date, or by such later date as required by applicable law. The Seller Parent agrees to promptly notify the Purchaser, or to cause the Purchaser to be notified, upon receiving notice of an Inactive Business Employee's pending return to work.
11.9Incentive Compensation. As of the Closing Date, the Purchaser shall, or shall cause the Asset Purchasers to, assume all obligations of the Seller Parent and its Affiliates to each Transferred Employee pursuant to any cash incentive or bonus program (excluding any incentive or bonus program relating to stock options or other equity awards unless otherwise stated in the Agreement) covering such Business Employee as of the Closing Date. The Purchaser shall, or shall cause the Asset Purchasers to, pay Business Employees cash incentive compensation on the same basis as in effect prior to the Closing Date for the applicable performance measurement period, which includes the Closing Date.
11.10Vacation and Paid Time Off. During the twelve (12) month period following the Closing Date, the Purchaser shall, or shall cause the Asset Purchasers to, provide vacation and other paid time off benefits to the Transferred Employees that are at least as favorable as those
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provided to the Transferred Employees under the applicable vacation and other paid time off program of the Seller Parent or its Affiliates (including any Sold Company) immediately prior to the Closing Date, and the Purchaser and the Asset Purchasers shall honor all accrued and unused vacation and paid time off any of the Business Employees have as of the Closing Date, unless otherwise prohibited by applicable law.
11.11Severance Benefits. The Purchaser shall, or shall cause the Asset Purchasers to, provide severance benefits to any Transferred Employee who is laid off or terminated by the Purchaser or an Asset Purchaser or any other Affiliate during the twelve (12) month period following the Closing Date in an amount that is at least equal to the severance benefits that the Transferred Employee would have been entitled to pursuant to the terms of any severance plan or practice that applied to such Transferred Employee immediately prior to the Closing Date.
11.12Objecting or Non-accepting Employees. In case that (i) a Business Employee objects against the transfer of the employment to the respective Asset Purchaser (whether within or after the one (1) month period under Section 613a German Civil Code or any other period as applicable in the relevant jurisdiction) or (ii) a Business Employee does not accept by the Closing Date an offer of employment extended by an Asset Purchaser in compliance with Section 11.5, such Business Employee will remain an employee of the Seller Parent and its Affiliates and, in case the Seller Parent or its Affiliates, as applicable, decide to terminate such Business Employee, all costs resulting from the termination of such objecting or non-accepting Business Employee's employment (including any notice pay or severance payments and attorney fees) by the Seller Parent or its Affiliates, shall be borne in equal shares by (i) the Seller Parent and (ii) the Purchaser or the relevant Asset Purchaser.
11.13U.S. Parent Plans
11.13.1Definition. "U.S. Parent Plan" shall mean any employee benefit plan that is sponsored or maintained by the Seller Parent for the benefit of the Seller Parent's or any of its Affiliates' employees employed in the United States of America.
11.13.2No Assumption or Transfer of U.S. Parent Plans. Except as otherwise specifically provided herein, the Purchaser and the Asset Purchasers shall not assume any liabilities under or with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to any of the U.S. Parent Plans.
11.13.3Participation in U.S. Parent Plans. Except as otherwise specifically provided herein, all Transferred Employees employed in the United States of America (each, a "U.S. Transferred Employee") will cease, effective as of the Closing Date, any participation in and any benefit accrual under each of the U.S. Parent Plans, except as required by applicable law. Notwithstanding the foregoing provisions of Section 11.13.2, U.S. Transferred Employees may continue after the Closing Date to participate in accordance with, and subject to, their eligibility under the terms of the applicable U.S. Parent Plans as in effect from time to time:
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(a)which provide health, disability, severance, worker's compensation, life insurance or similar benefits with respect to claims incurred by the U.S. Transferred Employees and their eligible spouses, dependents or qualified beneficiaries, as applicable, on or prior to the Closing Date;
(b)that are pension plans with respect to accrued benefits as of the Closing Date;
(c)with respect to outstanding stock options or other equity awards in accordance with the terms of the applicable plans; or
(d)to the extent required by applicable law or terms of the U.S. Parent Plans.
11.14COBRA. Consistent with the Purchaser's assumption of all post-closing benefits, following the Closing Date, the Purchaser shall assume all liabilities to provide continued health coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended and Title I, Subtitle B, Part 6 of ERISA ("COBRA") to the qualified beneficiaries of U.S. Transferred Employees who experience a qualifying event after the Closing Date and who elect the coverage offered by the Purchaser, including all liabilities with respect to all health claims incurred on or after the Closing Date.
11.15Tax-Qualified Defined Contribution Plan. Effective as of the Closing Date, each Transferred Employee shall become fully vested in his or her account balance in the Envista savings plan (the "Company Retirement Plan"). Effective as of the Closing Date, the Purchaser has in effect a defined contribution plan that is qualified under Section 401(a) Internal Revenue Code (IRC) and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) Internal Revenue Code (IRC) (the "Purchaser U.S. Retirement Plan" or, any such plan sponsored or maintained by a professional employer organization engaged by the Purchaser, an "Employment Agent U.S. Retirement Plan") in which Transferred Employees who meet the eligibility criteria thereof shall be eligible to participate. The Purchaser shall use commercially reasonable efforts to cause the Purchaser U.S. Retirement Plan or an Employment Agent U.S. Retirement Plan (if applicable) to accept rollovers by Transferred Employees from the Company Retirement Plan and to cause the third-party administrators of the Purchaser U.S. Retirement Plan to accept any rollover contemplated pursuant to this Section 11.15 no later than thirty (30) days following the date that the Purchaser or such third-party administrator receives the documentation necessary to process such rollover.
11.16Pension Commitments. Subject to applicable law, the liabilities with respect to the Transferred Employees under any plan (other than a U.S. Parent Plan) or arrangement for the provision of or contribution towards retirement benefits, including pensions, post-retirement medical benefits, deferred compensation, retirement indemnities and statutory severance payments, ("Other Retirement Benefit Liabilities") shall be transferred to and be assumed by the Purchaser or the relevant Asset Purchaser (or to plans or arrangements operated by either of them). If and to the extent such transfer requires the consent of any Transferred Employee, authority, trustee or other third party, the Parties shall use reasonable best efforts to obtain such consent. For the avoidance of doubt, the Purchaser shall
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indemnify and hold harmless the Seller Parent against and from any claims and obligations under or in connection with the Other Retirement Benefit Liabilities in accordance with Section 25.2.
11.17Miscellaneous.
11.17.1Between the date of this Agreement and the Closing Date, any communications with Business Employees, whether written or oral, from the Purchaser or its Affiliates to the Business Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement, works council information or consultation, or related, directly or indirectly, to the transactions contemplated by this Agreement or employment by the Purchaser or any of its Affiliates, shall be subject to the prior review, comment and approval of the Seller Parent (such approval not to be unreasonably withheld, conditioned or delayed).
11.17.2If any Business Employee requires a work visa, work permit or employment pass or other legal or regulatory approval for his or her employment with the Purchaser or its Affiliates, the Seller Parent and the Purchaser shall use reasonable efforts to cause any such visa, permit, pass or other approval to be obtained and in effect prior to the Closing Date, including but not limited to the provision of such information and assistance as the other reasonably requires.
12Purchase Price
12.1Purchase Price. The purchase price for the Sold Business amounts to:
12.1.1a fixed amount of USD 425,000,000.00,
plus
12.1.2an amount equal to the combined Cash (as defined in Section 12.2.1) of the Sold Business existing on the Closing Date, minus
12.1.3an amount equal to the combined Financial Debt (as defined in Section 12.2.2) of the Sold Business existing on the Closing Date, minus
12.1.4if any, the net amount by which the combined Net Working Capital (as defined in Section 12.2.3) of the Sold Business existing on the Closing Date falls short of USD 47,300,000.00, plus
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12.1.5if any, the net amount by which the combined Net Working Capital (as defined in Section 12.2.3) of the Sold Business existing on the Closing Date exceeds USD 47,300,000.00, plus
12.1.6the amount of the PLTA Loss Compensation Claim, if any, plus any interest accrued hereon under the PLTA or mandatory law until the date of actual payment in cash;
minus
12.1.7the amount of the PLTA Profit Transfer Claim, if any, plus any interest accrued thereon under the PLTA or mandatory law until the date of actual payment in cash;
minus
12.1.8a fixed amount equal to USD 160,000.00 as compensation for an employee employed with KaVo Dental and transferring to the Purchaser in accordance with the terms of this Agreement, but not pertaining to the KaVo Dental Business, whose employment relationship has been terminated with an end date as of 31 January 2023, each of the amounts in Sections 12.1.1 through 12.1.5 above as determined in accordance with Section 12.2 below on the basis of the Closing Date Statements (as defined in Section 15.1) and each of the amounts in Sections 12.1.6 and 12.1.7 as determined on the basis of the Approved PLTA Statements (the balance of the amounts calculated pursuant to Sections 12.1.1 through 12.1.8 above, the "Purchase Price").
12.2Definitions.
12.2.1"Cash" shall mean the balance of the financial items set forth in Exhibit 12.2, excluding, for the avoidance of doubt, the PLTA Loss Compensation Claim.
12.2.2"Financial Debt" shall mean the balance of the financial items set forth in Exhibit 12.2, excluding, for the avoidance of doubt, the PLTA Profit Transfer Claim.
12.2.3"Net Working Capital" shall mean the balance of the financial items set forth in Exhibit 12.2, in each case only to the extent not already counted as Financial Debt or Cash.
12.3VAT. The Parties assume that the transactions contemplated by this Agreement are either not subject to VAT (as defined in Section 22.1.2), or exempt from VAT under applicable law and will treat the transactions accordingly. None of the Parties shall waive any exemption from, or opt for the payment of, VAT. However, if and to the extent that, contrary to the assumption of the Parties, any such transaction (including its consummation) is or becomes subject to VAT under applicable law, the Purchaser shall pay such VAT
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amount to the Seller Parent in addition to the Purchase Price unless the reverse charge mechanism applies. In such case, the VAT amount is due for payment five (5) Business Days after the Purchaser has received an invoice that is in accordance with applicable VAT law.
12.4No Withholding Tax. Any amounts payable by the Purchaser or the Guarantor under or in connection with this Agreement are to be made free and clear of withholding or deductions in respect of Taxes, if any, unless a withholding or deduction is required by mandatory law. If and to the extent payments by the Purchaser or the Guarantor are subject to any withholding or deductions in respect of Taxes (other than any income Taxes (Ertragsteuern) for which no gross-up shall be payable), the respective amounts shall be grossed up for such withholding or deduction. The Seller Parent and the Purchaser agree to use reasonable best efforts to (i) notify each other as soon as they become aware that any withholding or deductions in respect of Taxes may have to be made and (ii) cooperate with each other to mitigate any withholding or deductions in respect of Taxes (including the making of all filings required to avoid any withholding Tax on the Purchase Price or any portion thereof), in each case to the extent possible under applicable law. If the Seller Parent receives any grossed-up payment from the Purchaser or the Guarantor, the Seller Parent shall (i) use commercially reasonable efforts to claim a refund of such withholding tax or any other deduction of Taxes that has caused the gross-up and (ii) pay such refund no later than twenty (20) Business Days after receipt of such refund to the Purchaser.
12.5Treatment of Payments. The Parties agree that any indemnity, compensation, damage or similar payment, as the case may be, made under this Agreement as an adjustment of the Purchase Price (i.e., an increase or a reduction of the Purchase Price, respectively) to the extent permitted by applicable law, shall be treated by the Parties as such also for Tax purposes.
13Earn-out
The Purchaser shall pay to the Seller Parent the Earn-Out Amount (as defined in Exhibit 13) as determined in accordance with Exhibit 13 as additional purchase price for the Sold Business. The Earn-Out Amount shall become due and payable to the Seller Parent within five (5) Business Days upon the Earn-Out Amount having become final and binding pursuant to Exhibit 13.
14Preliminary Purchase Price; Rules for Payment
14.1Preliminary Purchase Price. No later than on the tenth (10th) Business Day prior to the Scheduled Closing Date, the Seller Parent shall notify the Purchaser in writing of its estimate of the Purchase Price based on a good faith estimate of the Cash, Financial Debt, Net Working Capital and PLTA Profit Transfer Claim or PLTA Loss Compensation Claim (as applicable) positions as of the Scheduled Closing Date, and consider any reasonable comments by Purchaser upon the Seller Parent's free discretion (the amount notified after considering any reasonable comments of Purchaser, the "Preliminary Purchase Price"). The Preliminary Purchase Price is due and payable by the Purchaser into the Seller Parent's Account (as defined in Section 14.7) on the Scheduled Closing Date.
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14.2Adjustment based on the Final Closing Date Statements. If, on the basis of the Final Closing Date Statements (as defined in Section 15.4), the Purchase Price is
14.2.1higher than the Preliminary Purchase Price, the Purchaser shall pay to the Seller Parent an amount equal to such excess amount, or
14.2.2lower than the Preliminary Purchase Price, the Seller Parent shall pay to the Purchaser an amount equal to such shortfall provided that the calculation of the Preliminary Purchase Price and the Purchase Price shall not take into account Sections 12.1.6 and 12.1.7 and an adjustment based on the Purchase Price exceeding or falling short of the Preliminary Purchase Price resulting from a deviation of the PLTA Profit Transfer Claim and/or the PLTA Loss Compensation Claim based on the Approved PLTA Statements shall only be made pursuant to Section 14.3. There shall be no double-counting in this respect.
14.3Adjustment based on the Approved PLTA Statements. If, on the basis of the Approved PLTA Statements, the Purchase Price is, based on the amounts of the PLTA Profit Transfer Claim or the PLTA Loss Compensation Claim,
14.3.1higher than the Preliminary Purchase Price, the Purchaser shall pay to the Seller Parent an amount equal to such excess amount, or
14.3.2lower than the Preliminary Purchase Price, the Seller Parent shall pay to the Purchaser an amount equal to such shortfall.
14.4Adjustment Payment. Any amount to be paid either by the Purchaser or by the Seller Parent under Sections 14.2 and 14.3 shall be paid by the respective Party within ten (10) Business Days after the Final Closing Date Statements (as defined in Section 15.4) or the Approved PLTA Statements, as the case may be, have become final and binding upon the Parties in accordance with Section 15 into the Seller Parent's Account or into the Purchaser's Account (as defined in Section 14.7 below), as the case may be.
14.5Due Date. The Preliminary Purchase Price shall be due on the Closing Date and be paid by the Purchaser in accordance with the provisions of this Section 14 and Section 17.2.1 below.
14.6Modes of Payment. Except as expressly provided otherwise herein, any payments under or in connection with this Agreement shall be made in USD by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account.
14.7Accounts. All payments owed under this Agreement to any of the Parties shall be made by wire transfer to such bank account as set forth with respect to the respective Party in Exhibit 14.7 or any other bank account notified by the relevant Party to the other Party at least ten (10) Business Days prior to such payment becoming due (the bank account so disclosed or notified for the Seller Parent, the "Seller Parent's Account", and for the Purchaser, the "Purchaser's Account").
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14.8No Set-Off; No Right of Retention. No Party to this Agreement shall be entitled (i) to set-off (aufrechnen) any rights or claims it may have against any rights or claims of another Party under or in connection with this Agreement, or (ii) to refuse to perform any obligation it may have under or in connection with this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims to be set-off (aufrechnen) or the right of retention (Zurückbehaltungsrecht) have been acknowledged (anerkannt) in writing by the respective other Party or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or arbitral tribunal (Schiedsgericht).
14.9Default Interest. Except as provided otherwise herein, each of the Parties shall pay interest on any amount becoming due and payable to the other Party under this Agreement as from (and including) the respective due date until (but excluding) the day of actual payment at the rate of five per cent (5%) p.a.
14.10Calculation of Interest. Interest for any amounts due under or in connection with this Agreement shall be calculated on the basis of actual days elapsed and a 365-day year.
15Closing Date Statements
15.1Closing Date Statements. The Purchaser shall procure (steht dafür ein) that KaVo Dental prepares after the Closing Date, and shall instruct KaVo Dental to do this within three (3) months after the Closing Date, pro-forma consolidated financial statements for the Sold Business (consisting of a statement of financial position and a statement of income) and to deliver such financial statements together with a detailed calculation of the Purchase Price and each of Cash, Net Working Capital and Financial Debt based on such financial statements and in accordance with Section 12 (collectively, the "Closing Date Statements") to each of the Seller Parent and Purchaser together with reasonable supporting documentation for the financial statement and the calculations. The Closing Date Statements shall be prepared in accordance with (i) the accounting principles, practices, procedures, policies and methods used in the preparation of the annual accounts of the Sold Business and (ii) to the extent consistent therewith, the GAAP in the United States of America ("US GAAP").
15.2Assistance. Seller Parent and its advisors shall receive all necessary assistance from the Purchaser and its Affiliates and shall be given access to all relevant information, documents, books and records and accounting data which they reasonably deem necessary for reviewing the Closing Date Statements, the Revised Closing Date Statements submitted by the Purchaser or the Objections, as the case may be, provided that any review period for the Seller Parent under this Section 15 shall be tolled until adequate assistance or access is provided.
15.3Revised Closing Date Statements. The calculation of the Purchase Price and each of the Cash, the Financial Debt and the Net Working Capital based on the Closing Date Statements shall become binding between the Parties to the extent that neither Seller Parent nor Purchaser within two (2) months after the receipt of the Closing Date Statements provides the Purchaser or the Seller Parent, as applicable, with (i) a written report asserting that the
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Closing Date Statements received from KaVo Dental do not meet the provisions of this Agreement by way of stating specific objections to specific balance sheet items and providing supporting information to that effect and (ii) revised Closing Date Statements (the "Revised Closing Date Statements") prepared by the Seller Parent or Purchaser, as applicable, which shall take into account the changes that are necessary in its view. If no written objections are raised by the Purchaser or the Seller Parent within ten (10) Business Days following the delivery of the Revised Closing Date Statements by the Seller Parent to the Purchaser or vice-versa, then the Revised Closing Date Statements shall be final and binding on the Parties.
15.4Neutral Auditor. If, after the Purchaser or Seller Parent, as applicable, having raised in time and due form its objections against the Revised Closing Date Statements (the "Objections") and the Seller Parent and the Purchaser cannot agree on the changes to the Revised Closing Date Statements, within twenty (20) Business Days following the delivery of the Objections, each of the Parties shall be entitled unilaterally to request from a neutral auditor (the "Neutral Auditor") to determine the correct amount of the Purchase Price and each of Cash, Financial Debt and Net Working Capital, if and to the extent such positions are in dispute between the Parties. The Neutral Auditor shall be a partner of Ernst & Young German offices, or in case of conflict, be a partner of Deloitte German offices. In case such firm is also conflicted, the president of the Institute of Public Auditors in Germany (IDW) shall select the Neutral Auditor. The Neutral Auditor shall decide only on the specific line items in dispute between the Parties in accordance with the principles set out in Section 15.1 above and shall give the Seller Parent and the Purchaser adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of the Seller Parent and the Purchaser and their advisors (for the avoidance of doubt, such meeting can also be held remotely by video conference). The final decision of the Neutral Auditor must not fall beyond or outside the position taken by the Parties. The Neutral Auditor shall give reasons for its decision and on the specific line items in dispute between the Seller Parent and the Purchaser. The costs and expenses incurred by the Neutral Auditor shall be borne by the Seller Parent and the Purchaser pro-rata to the amount their respective positions taken deviate from the final decision by the Neutral Auditor. The Revised Closing Date Statements as determined by the Neutral Auditor shall be final and binding on the Parties subject to Section 319 German Civil Code. The Closing Date Statements or Revised Closing Date Statements, as the case may be, that has become final and binding pursuant to this Section 15 shall herein be referred to as the "Final Closing Date Statements".
16Closing Condition
16.1Closing Condition. The obligations of the Parties to take the Closing Actions set forth in Section 17.2.1 shall be subject to the following condition precedent (aufschiebende Bedingung) (the "Closing Condition"): the applicable merger control clearance for the transactions contemplated hereunder under the merger control laws of Germany (the "Merger Clearance") has been obtained or is deemed to be obtained (i.e., due to lapse of applicable waiting periods or due to jurisdiction having been declined by any relevant governmental authority).
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16.2Mutual Information. The Parties shall keep each other informed of the status of satisfaction of the Closing Condition and shall notify each other without undue delay (unverzüglich) in writing and in any case within one (1) Business Day as soon as the Closing Condition has been satisfied or finally lapsed.
16.3Merger Control Filing.
16.3.1Without undue delay (unverzüglich), but in any event no later than within twenty (20) Business Days after the Signing Date, the Purchaser, also on behalf of the other Parties, shall make, at its own costs and expenses (including all applicable fees), all filings, or where applicable draft filings, necessary for promptly obtaining the Merger Clearance (each a "Merger Control Filing"), provided that each such Merger Control Filing shall require the prior written approval of the Seller Parent which shall not be unreasonably withheld or delayed.
16.3.2With regard to any Merger Control Filing or other associated filing, the Parties shall:
(a)reasonably cooperate in all respects with each other in the preparation of any filing or draft filing and in connection with any submission, investigation or inquiry;
(b)supply to any competent governmental authority as promptly as practicable and in any event in accordance with any applicable time limits or response deadlines any additional information requested pursuant to any applicable law and take all other actions required in order to obtain the Merger Clearance or other necessary approvals as promptly as practicable after the date of this Agreement or to cause any applicable waiting period to commence and expire;
(c)provide each other without undue delay (unverzüglich) with copies (or, in the case of oral communications, advise the other Party of the contents) of any material communication or material information in connection with any proceeding and permit, to the extent permitted by the competent governmental authority and reasonably feasible, the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed material communication to a competent governmental authority (on an outside counsel only basis to the extent such written materials contain competitively sensitive information);
(d)contact any competent governmental authority only after consultation with the other Party, unless in relation to immaterial or solely procedural matters; and
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(e)promptly inform each other in advance of the time and place of any developments, discussions, meetings and conferences with the competent governmental authority.
16.3.3Neither Party shall participate in or agree to participate in any substantive meeting, telephone call or discussion with any competent governmental authority in respect of any filings, investigation, litigation or other inquiry relating to such matters unless it consults with the other Party in advance and, to the extent permitted by the competent governmental authority and reasonably feasible, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Merger Control Filing, the Purchaser shall promptly inform the Seller Parent of such occurrence and cooperate in filing with the competent governmental authority such amendment or supplement.
16.3.4The Purchaser shall give the Seller Parent prompt notice of the commencement or known threat of commencement of any legal proceeding by or before any competent governmental authority with respect to the transactions contemplated hereunder, keep the other Parties informed as to the status of any such legal proceeding or threat, and in connection with any such legal proceeding, the Purchaser shall permit authorized representatives of the Seller Parent to be present at each meeting or conference relating to any such legal proceeding, to the extent permitted by the competent governmental authority, and to have access to and be consulted in connection with any material document, opinion or proposal made or submitted to any competent governmental authority in connection with any such proceeding.
16.3.5If the Merger Clearance is granted only subject to obligations or conditions, commitments or other agreements required by any competent governmental authority (the "Commitments"), the Purchaser and the Guarantor shall and shall procure (steht dafür ein) that its Affiliates propose, negotiate, offer to commit, consent and effect any and all agreements and carry out all other actions necessary for the fulfillment of such Commitments, including:
(a)the selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Purchaser or its Affiliates (including the Sold Business);
(b)the granting by the Purchaser or its Affiliates (including the Sold Business) of licenses to third parties;
(c)the terminating of existing relationships, contractual rights or obligations of the Purchaser or its Affiliates (including the Sold Business);
(d)the creation of any relationship, contractual rights or obligations, including terminating any transaction that might reasonably be expected
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to make it more difficult or to materially increase the time required to obtain the Merger Clearance, of the Purchaser or its Affiliates; or
(e)all other steps necessary to ensure that no competent governmental authority issues any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), preliminarily or permanently restraining or prohibiting the consummation of the transaction contemplated hereunder, or to ensure that no competent governmental authority with the authority to clear, authorize, or otherwise approve the consummation of the transactions contemplated hereunder, fails to do so by the Longstop Date (as defined in Section 18.1.2(a)).
In the event that any action is threatened or instituted challenging the transaction, Purchaser and the Guarantor shall and shall procure (steht dafür ein) that its Affiliates contest (including by way of litigation) any decision, order, decree, complaint, injunction or other impediment or restriction which impedes or threatens to impede the Closing or the transactions contemplated hereunder; provided, however, that such litigation in no way limits the obligation of the Purchaser or the Guarantor to take any and all steps necessary, to eliminate each and every impediment under any antitrust, competition or trade regulation law by way of Commitments, to close the transactions contemplated hereunder prior to the Longstop Date.
16.3.6Purchaser and the Guarantor shall not and shall procure (steht dafür ein) that none of its Affiliates enter into any transaction or any agreement relating to any transaction that might reasonably be expected to make it more difficult or to materially increase the time required to obtain Merger Clearance or any other governmental approvals.
17Closing
17.1Place and Time. The consummation (Vollzug) of the transactions contemplated under this Agreement (the "Closing") shall occur on the Scheduled Closing Date at the offices of Kirkland & Ellis International LLP in Munich, or at any other place as the Seller Parent and Purchaser may mutually agree after the Signing Date.
17.2Closing.
17.2.1Closing Actions. On the Scheduled Closing Date, the Parties shall, concurrently (Zug um Zug), take the following actions (the "Closing Actions"):
(a)payment by the Purchaser of the Preliminary Purchase Price into the Seller Parent's Account;
(b)Seller Parent shall procure execution of the Share Transfer Agreements by the Share Sellers, and Purchaser shall procure execution of the Share Transfer Agreements by the Share Purchasers;
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(c)Seller Parent shall procure execution of the Asset Transfer Agreements by the Asset Sellers, and Purchaser shall procure execution of the Asset Transfer Agreements by the Asset Purchasers;
(d)the Seller Parent and the Purchaser shall execute the TSA (as defined in Section 20.3 below);
(e)the Seller Parent and the Purchaser shall execute the Regulatory TSA (as defined in Section 20.3 below); and
(f)the Seller Parent and the Purchaser shall execute the brand license agreement (as attached as Exhibit 17.2.1(f)) (the "Brand License Agreement").
17.2.2Waiver. All Closing Actions may be waived, in full or in part, at any time by mutual written agreement of the Parties. The effect of such waiver shall be limited to eliminating the need that the respective Closing Action is to be taken on the Scheduled Closing Date and shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.
17.2.3Closing Confirmation. On the Scheduled Closing Date, after all Closing Actions have been taken or occurred or have been duly waived, the Parties shall confirm in a written document, to be jointly executed substantially in the form attached as Exhibit 17.2.3 (the "Closing Confirmation") that (i) the Closing Condition has been duly satisfied, and (ii) all Closing Actions have been duly taken, occurred or duly waived.
17.2.4Filing of Shareholders' List. Immediately upon occurrence of the Closing, the Seller Parent and the Purchaser shall submit to the acting notary public a joint instruction (including by email) and authorization to file with the competent commercial register an updated shareholders' list of KaVo Dental reflecting the change in the shareholder structure.
18Termination
18.1Termination Rights. This Agreement may be terminated with immediate effect for all Parties at any time prior to Closing:
18.1.1by mutual written consent of the Seller Parent and the Purchaser;
18.1.2by the Seller Parent by way of written notice to the Purchaser if
(a)the Closing has not occurred by the date which is nine (9) months after the Signing Date (the "Longstop Date");
(b)the Closing Condition has finally lapsed (endgültig ausgefallen); or
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(c)all or some of the Closing Actions to be taken (or to be procured to be taken) by the Purchaser have neither been taken or procured by Purchaser nor waived by the Seller Parent on the Scheduled Closing Date and also not taken, procured or waived within ten (10) Business Days after the Scheduled Closing Date; or
18.1.3by the Purchaser by way of written notice to the Seller Parent if all or some of the Closing Actions to be taken (or to be procured to be taken) by the Seller Parent have neither been taken or procured by Seller Parent nor waived by the Purchaser on the Scheduled Closing Date and also not taken, procured or waived within ten (10) Business Days after the Scheduled Closing Date;
provided, in any event, that no Party shall be entitled to terminate this Agreement unilaterally on the basis of Sections 18.1.2 or 18.1.3 whose failure to comply with any covenant or obligation in respect of the performance of a Closing Action caused the failure of the Closing or a Closing Action to occur.
18.2Consequences. In the event of a termination of this Agreement (Rücktritt) in accordance with Section 18.1, the Parties shall have no claims and incur no liability against each other except that:
18.2.1the Purchaser shall pay to the Seller Parent on the third (3rd) Business Day after the termination a lump-sum amount of USD 25,000,000 (the "Reverse Termination Fee") as liquidated damages (pauschalierter Schadensersatz) in case of a rescission by Seller Parent pursuant to Section 18.1.2, unless, in the case of a termination pursuant to lit (a) or (b) of Section 18.1.2, the Seller Parent has not complied with its obligation to reasonably cooperate in the preparation of the Merger Control Filing in a material way and such non-compliance was the primary cause of the failure to obtain the Merger Clearance by the Longstop Date;
18.2.2damage claims for a breach of the terms and conditions of this Agreement which occurred prior to the termination shall remain unaffected, it being understood that the Reverse Termination Fee, if paid to the Seller Parent, shall be credited against any such damage claims of the Seller Parent; and
18.2.3Sections 26, 29 and 30 below shall survive and remain in full force and effect also after such termination.
19Seller Parent's Warranties
19.1General.
19.1.1Subject to the limitations, qualifications and disclosures set forth in this Agreement, the Seller Parent hereby represents to the Purchaser by way of an independent promise of guarantee (selbstständiges Garantieversprechen) irrespective of fault pursuant to Section 311 para. 1 German Civil Code that the statements made in Sections 19.2 through 19.17 (the "Seller Parent's
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Warranties") are correct as of the Signing Date and/or, if explicitly provided for, (also) as of the Closing Date. The Seller Parent's Warranties in Sections 19.2, 19.3 and 19.4 are hereinafter referred to as "Fundamental Warranties". The Fundamental Warranties are correct as of the Signing Date and the Closing Date. Any limitations under this Agreement which apply to the Seller Parent's Warranties as of the Signing Date shall also apply to the Seller Parent's Warranties as of the Closing Date, in particular the W&I Cap (as defined in Section 23.4).
19.1.2The Seller Parent does not make any representations or warranties regarding the Sold Business other than the Seller Parent's Warranties. The Purchaser confirms that it has conducted its own due diligence investigation, among others through advisors and external counsel, with respect to the Sold Business prior to the Signing Date (the "Due Diligence Review"), without relying on any express or implied representations, guarantees or warranties made, given or undertaken by the Seller Parent or any of its respective directors, officers, employees, representatives, advisors and counsel in connection with this Agreement and the transactions contemplated hereunder, except for the Seller Parent's Warranties expressly provided for in this Agreement. The Seller Parent and the Purchaser acknowledge and agree that none of the Seller Parent's Warranties shall be construed as an agreement on the quality within the meaning of Section 434 para. 1 sent. 1 German Civil Code (Beschaffenheitsvereinbarung) nor a guarantee within the meaning of Sections 443 and 444 German Civil Code (Garantie für die Beschaffenheit der Sache).
19.1.3The Purchaser acknowledges and agrees that the Seller Parent does not make any representations or warranties, and that the Purchaser has not relied on nor will it make any claim against the Seller Parent, in respect of any budget, forecast, estimate or other projection of any nature (including projections of future revenues, future results of operations, future cash flows, future financial condition or future business operations (or any underlying components thereof)) of the Sold Business. Any such claims shall be expressly excluded. The Parties agree that certain Seller Parent's Warranties are, by definition, subject to uncertainty and shall serve as a mere allocation of risk between the Parties; under no circumstances shall any of the Seller Parent's Warranties be construed as an unsubstantiated statement under German law (Erklärung ins Blaue hinein).
19.1.4"Seller Parent's Knowledge" shall mean the actual knowledge (tatsächliche Kenntnis) as of the Signing Date of the persons listed under Part A of Exhibit 19.1.4 about the facts and circumstances relating to the Seller Parent's Warranties and any fact after due enquiry with the persons listed under Part B of Exhibit 19.1.4, conducted with such persons prior to the Signing Date but excluding any attribution of knowledge.
19.1.5"Material Adverse Effect" shall mean any change or effect that is, or could reasonably expected to be, in the individual case materially adverse to the net assets (Vermögenslage), financial position (Finanzlage) and/or results of operation
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(Ertragslage) of the Sold Business and results in Losses (as defined in Section 21.2) of the Sold Business in excess of EUR 500,000.00 in the aggregate. For the avoidance of doubt, the threshold amount for the Material Adverse Effect shall only apply in this respect and shall not be used as a basis or argument for limiting any other materiality qualifier in this Agreement.
19.1.6All Schedules referred to in this Section 19 are hereinafter collectively referred to as the "Disclosure Schedules". The Parties agree that if any disclosure of events or documents made in the Disclosure Schedules is below any materiality threshold provided for such disclosure requirement or contains additional information, such disclosure shall not be used to construe or expand the scope of the required disclosure (including any standard of materiality) of a Seller Parent's Warranty.
19.2Status of Seller Parent; Validity and Enforceability of Agreement.
19.2.1The Seller Parent is duly incorporated and validly existing under the laws of Delaware and the execution and performance of this Agreement and the transactions contemplated hereunder are within its corporate powers and have been authorized by all necessary corporate actions.
19.2.2Subject to the Merger Clearance being obtained, this Agreement has been, and the Brand License Agreement, the TSA and the Regulatory TSA will on the Scheduled Closing Date be, duly executed by the Seller Parent and constitute legal, valid and binding obligations of the Seller Parent, enforceable against the Seller Parent in accordance with its respective terms and conditions. There are no proceedings pending, or to Seller Parent's Knowledge threatened, before any court or arbitral or governmental body, which in any manner challenge or seek to prevent, forbid, alter or materially delay the transactions contemplated by this Agreement, the Brand License Agreement, the TSA or the Regulatory TSA.
19.2.3Irrespective of any merger control or other clearance being required, the execution of this Agreement and performance of the transactions contemplated under this Agreement do not require the Seller Parent to obtain any approval or consent by any court or Governmental Authority and do not violate any judicial or governmental order or decree, any applicable law or any agreement or other obligation by which the Seller Parent is bound.
19.3Existence; Ownership of the Sold Companies.
19.3.1Each of the Sold Companies is duly incorporated and validly existing under the relevant law set out in Schedule 19.3.1 and has all requisite corporate and legal powers to conduct its business as currently conducted.
19.3.2The relevant Share Sellers are the sole and unrestricted legal and beneficial owners of the relevant Sold Shares.
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19.3.3No person holds any shares or interests in any of the Sold Companies and no Sold Company holds any shares or interests in any other legal entities, in each case except as set out in Schedule 19.3.3.
19.3.4The Sold Shares are (i) validly authorized, issued and in existence, (ii) fully paid, not repaid and non-assessable, (iii) free and clear of any security interests, liens, pledges, or other encumbrances or third-party rights, (iv) not subject to any transfer restrictions or pre-emption or similar acquisition rights, (v) not subject to any trust agreements or sub-participations and (vi) not subject to any obligation to make further contributions.
19.3.5There are (i) no outstanding subscriptions, options, warrants or rights to acquire any shares or interests of any of the Sold Companies, (ii) no agreements to which a Sold Company is a party and by which it is bound to issue any new shares or interests and (iii) no securities or other instruments convertible into shares or equity interests in any of the Sold Companies.
19.4No Insolvency. No insolvency or bankruptcy proceedings or similar proceedings concerning the Seller Parent, any Asset Seller or a Sold Company have been commenced or applied for (or, if applicable, have been refused to be initiated because of lack of assets), and neither the Seller Parent, any Asset Seller nor any Sold Company is compelled to apply for such proceedings, nor, to Seller Parent's Knowledge, is such situation imminent.
19.5Fixed Assets and Current Assets. To Seller Parent's Knowledge, as of the Closing Date, except as disclosed in Schedule 19.5, the Asset Sellers own or hold lawful possession of all Fixed Assets and Current Assets (collectively, the "Tangible Assets") and title to the Tangible Assets or lawful possession of the Tangible Assets will be validly transferred to the Purchaser or an Asset Purchaser pursuant to this Agreement or the Asset Transfer Agreements. Except for any liens which (i) are imposed by applicable statutory law, (ii) constitute customary rights of retention of title (Eigentumsvorbehalt), pledges or other security rights in favor of suppliers, mechanics, workers, carriers and the like, or (iii) are disclosed in Schedule 19.5, the Tangible Assets are, to Seller Parent's Knowledge, not subject to any liens.
19.6Financial Statements.
19.6.1Audited Financial Statements 2020 – Other local GAAP. The audited individual financial statements of each of KaVo Dental and KaVo Dental Limited as of and for the twelve (12) month period ended on 31 December 2020, copies of which are attached hereto as Schedule 19.6.1 for documentation purposes, have been prepared in accordance with German GAAP in case of KaVo Dental and UK GAAP in case of KaVo Dental Limited, each consistent with past practice (unless otherwise disclosed in the notes thereto) and, subject to German GAAP and UK GAAP, as the case may be, present truly and fairly, in all material respects, the assets and liabilities (Vermögenslage), the financial position (Finanzlage) and financial performance or results of operations (Ertragslage) of KaVo Dental and
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KaVo Dental Limited as of and for the twelve (12) month period ended on 31 December 2020.
19.6.2Unaudited Financial Statements 2020. The unaudited individual financial statements of each of Kurt Kaltenbach Stiftung GmbH, KaVo Dental AG and KaVo Dental Technologies, LLC (consisting solely of a balance sheet and statement of operations) as of and for the twelve (12) month period ended on 31 December 2020, copies of which are attached hereto as Schedule 19.6.2 for documentation purposes, have been prepared in accordance with (i) German GAAP in case of Kurt Kaltenbach Stiftung GmbH, (ii) the generally accepted accounting principles in Switzerland (Obligationenrecht) ("Swiss GAAP OR") in case of KaVo Dental AG and (iii) US GAAP, except for the exclusion of certain financial statements and footnotes, in case of KaVo Dental Technologies, LLC, and present, subject to German GAAP, Swiss GAAP OR and US GAAP, respectively, in all material respects, a view of the assets and liabilities (Vermögenslage), financial position (Finanzlage) and financial performance or results of operations (Ertragslage) of each of Kurt Kaltenbach Stiftung GmbH, KaVo Dental AG and KaVo Dental Technologies, LLC as of and for the twelve (12) month period ended on 31 December 2020, which is not materially misstated.
19.6.3No Objective Warranty. Nothing in this Section 19.6 shall be construed or interpreted as an objective financial statements guarantee in the meaning of the decision of the Higher Regional Court of Frankfurt am Main dated May 7th, 2015, Az. 26 U 35/12 (objektive Bilanzgarantie).
19.7Conduct of Business. Except for the transactions contemplated by or any facts disclosed in this Agreement or as set out in Schedule 19.7, in the period from and including 1 January 2021 until and excluding the Signing Date, the Sold Business taken as a whole was conducted, in all material respects, in the ordinary course of business, consistent with past practice and, to the Seller Parent's Knowledge, has not entered into any transactions outside the ordinary course of business and no material adverse developments have occurred with respect to its business operations.
19.8Material Agreements.
19.8.1Certain Sold Company Agreements. Except as disclosed in Schedule 19.8.1 and except for agreements exclusively between Sold Companies, none of the Sold Companies is a party to any of the following agreements for which the main obligations have not yet been completely fulfilled (nicht erfüllte Verträge) as of the Signing Date (the "Material Agreements"):
(a)agreements relating to the acquisition, sale, or Encumbrance of shares or interests in other companies, businesses, or real estate, which have been entered into since 1 January 2019, and provide for a consideration exceeding EUR 1,000,000 in the individual case;
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(b)agreements regarding strategic alliances, corporate joint ventures, corporate partnerships or shareholders' agreements or agreements regarding the joint development of products or technology or similar consortiums agreements;
(c)enterprise agreements according to Sections 291 and 292 German Stock Corporation Act or comparable profit sharing or pooling agreements or arrangements under the laws of any other jurisdiction;
(d)loan or credit agreements, including factoring agreements, asset-backed security transactions or agreements relating to swaps, futures, options or other financial derivatives or any other instruments of debt involving a financial institution, in each case involving outstanding liabilities, individually, in excess of EUR 1,000,000;
(e)agreements securing, individually, financial indebtedness of third parties in excess of EUR 1,000,000, such as pledges, guarantees, sureties or letters of comfort extended by any of the Sold Companies to any third party or issued by any third party to the benefit of any of the Sold Companies;
(f)agreements containing an obligation to sell or otherwise dispose of or acquire any fixed assets or capital expenditures for a consideration or value in excess of EUR 500,000 in the individual case;
(g)agreements with sales agents on the basis of which the Sold Companies jointly generated sales in excess of EUR 250,000 in the aggregate during the last fiscal year;
(h)any lease agreement regarding assets other than real estate with any Sold Company as lessee or lessor involving an annual leasing fee in excess of EUR 100,000 over its term; and
(i)binding offers to enter into any of the preceding agreements.
19.8.2Material Customer and Supplier Relationships. Schedule 19.8.2 contains customer and supplier relationships with certain top customers and suppliers of the KaVo Dental Business which the Seller Parent deems to be the top 10 relationships for each category, and the respective agreements underlying these relationships (except in case that the relationship is based on purchase orders or similar individual agreements only) shall be deemed as "Material Agreements".
19.8.3Status of Material Agreements. Except as disclosed in Schedule 19.8.3, to Seller Parent's Knowledge, (i) none of the Material Agreements has been terminated, and (ii) no Sold Company or Asset Seller has, in relation to any Material Agreement, within the last six (6) months prior to the Signing Date, received from the respective counterparty in written or text form notice (a) of termination, (b) that
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the counterparty intends to terminate a Material Agreement, or (c) alleging that a Material Agreement is void or invalid and (iii) neither the respective Sold Company nor, to Seller Parent's Knowledge, the counterparty is in breach of such Material Agreement, except where the failure to do so would not result in a Material Adverse Effect.
19.8.4Status of Assumed Agreements. Except as disclosed in Schedule 19.8.4, to Seller Parent's Knowledge, (i) none of the Assumed Agreements has been terminated, and (ii) no Asset Seller has, in relation to any Assumed Agreement, within the last six (6) months prior to the Signing Date, received from the respective counterparty in written or text form notice (a) of termination, (b) that the counterparty intends to terminate an Assumed Agreement, or (c) alleging that an Assumed Agreement is void or invalid and (iii) neither the respective Asset Seller nor, to Seller Parent's Knowledge, the counterparty is in breach of such Assumed Agreement, except where the failure to do so would not result in a Material Adverse Effect.
19.9Real Estate.
19.9.1Owned Real Estate. Schedule 19.9.1 contains a list of all real property or rights equivalent to real property to which a Sold Company holds legal title (the "Owned Real Estate"). The Sold Companies are the sole legal and beneficial owner (Eigentümer) of such Owned Real Estate. No third party has claimed, in writing, title to the Owned Real Estate in the last three (3) years prior to the Signing Date.
19.9.2Encumbrances. Except as disclosed in Schedule 19.9.2 or shown in the relevant land register excerpts, the Owned Real Estate is, to Seller Parent's Knowledge, not (i) encumbered with any land charges or mortgages, or other Encumbrances, or (ii) subject to any unregistered or otherwise pending or owed obligation relating to the transfer of title or to create, change or remove any Encumbrances.
19.9.3Third Party Rights. To Seller Parent's Knowledge, no third party has claimed in writing in the last three (3) years prior to the Signing Date any rights regarding the Owned Real Estate which do not require registration in the land register, except where such third party claim would not result in a Material Adverse Effect.
19.9.4Building Condition. Except as disclosed in Schedule 19.9.4, to Seller Parent's Knowledge, the actual condition of the buildings erected on the Owned Real Estate as well as their use comply with the existing building permits.
19.9.5Orders. To Seller Parent's Knowledge, no written revocations or withdrawals of building and use permits issued for the Owned Real Estate have been received from a Governmental Authority in the last three (3) years prior to the Signing Date.
19.9.6Lease Agreements. Except as disclosed in Schedule 19.9.6, no Sold Company is, to Seller Parent's Knowledge, either as tenant or landlord, party to, and no Assumed Liability is, a real estate lease agreement that provides for annual rent
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payments (including ancillary cost and excluding VAT) in an amount of more than EUR 100,000.00 (the "Lease Agreements"). To Seller Parent's Knowledge, the Lease Agreements are in full force and effect and have not been terminated, and none of the Sold Companies or the Asset Sellers, as the case may be, is in material default or breach, or has received or sent a written termination notice for any of the Lease Agreements and none of the other parties to such Lease Agreements is in material default or breach of any such Lease Agreement.
19.10Environment.
19.10.1Governmental Proceedings. No Sold Company or Asset Seller has received any written notice or order from any Governmental Authority, and no administrative or governmental action, suit, investigation or proceeding has been asserted in writing, in each case in relation to the Sold Business, that alleges a violation of any Environmental Law.
19.10.2Environmental Permits. To Seller Parent's Knowledge, the Sold Business has obtained all Environmental Permits required for its business as currently conducted in accordance with all applicable Environmental Laws and is in compliance in all material respect with the terms of such permits, and the Sold Business has not received any notice from any Governmental Authority that such authority intends to cancel or revoke any Environmental Permit.
19.10.3Environmental Laws. To Seller Parent's Knowledge, the business of the Sold Business as currently conducted (including all Owned Real Estate as of today) is in all material respects in compliance with all applicable Environmental Laws.
19.10.4Hazardous Materials. To Seller Parent's Knowledge, there have been no releases, spills or discharges of Hazardous Materials on or underneath the Owned Real Estate.
19.11Labor Matters.
19.11.1Works Councils. Except as disclosed in Schedule 19.11.1, none of the Sold Companies has established a works council (Betriebsrat) or similar foreign employee representative body.
19.11.2Collective Agreements. To Seller Parent's Knowledge, Schedule 19.11.2 sets forth a list of (i) all material collective bargaining agreements entered into with the Sold Business, (ii) any material works agreements of the Sold Business with a works council (including general and group works agreements) or a similar foreign employee representative body, that contain (a) limitations to terminate employment agreements, including severance payments, (b) obligations of the Sold Business to maintain establishments at certain sites or (c) guarantees to maintain a certain number of employees. To Seller Parent's Knowledge, the Sold Business has complied and is complying in all material respects with such agreements and as of the Signing Date, there are no activities for seeking
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recognition of a collective bargaining agreement or other employee representative body, and no strikes or organized labor work stoppages are pending.
19.11.3Social Plans and Reconciliations of Interest. Except as disclosed in Schedule 19.11.3, in the last three (3) years prior to the Signing Date, the Sold Business has not entered into social plans (Sozialpläne) or reconciliations of interests (Interessenausgleiche), or comparable agreements under German or similar foreign law.
19.11.4Key Employees. Schedule 19.11.4 contains a true and complete anonymized list of (i) Directors and Officers of the Sold Companies and (ii) all Transferred Employees, in each case with an annual fixed salary (excluding fringe benefits, variable compensation and benefits in kind) in excess of EUR 150,000.00 (such persons transferring to the Purchaser group, the "Key Employees"), listing also any bonus or variable income commitments to the Key Employees. None of the Key Employees has given or received written notice of termination of their service or employment agreement, no discussions on mutual termination are pending and, to Seller Parent's Knowledge, neither party to any of these agreements has communicated to the respective other party any intention to terminate such agreement.
19.11.5Incentive Schemes. To Seller Parent's Knowledge, except as disclosed in Schedule 19.11.5, no stock options, stock appreciation rights, phantom stock or equity participation schemes apply to former or current Business Employees.
19.11.6Pensions. Schedule 19.11.6 contains for the Sold Business a list of all agreements, schemes and plans under which the Sold Business has any obligation to provide any occupational pension benefits with the exception of mandatory employers' contributions to statutory benefit schemes. All contributions and other payments due and payable from the participating employers required under the terms of the aforementioned agreements, schemes and plans have been paid, accrued or otherwise reserved in accordance with past practice and the requirements of applicable mandatory law.
19.11.7Employee Litigation. To Seller Parent's Knowledge, except as disclosed in Schedule 19.11.7, no legal action for dismissal protection or other lawsuit of former or existing Business Employees is pending (rechtshängig) against any of the Sold Companies, Asset Sellers or entity employing Business Employees, as the case may be, before any court involving, in each case, an individual claim (Streitwert) with a value in excess of EUR 100,000.00.
19.11.8Contractors. To Seller Parent's Knowledge, all contractors and consultants providing services to the Sold Business are true contractors and there is neither any employment relationship with any contractor, consultant or person providing services under a contractor or consultancy or similar agreement, nor has any such person or any authority claimed that such contractual relationship with any such person should be qualified as employment relationship.
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19.12Intellectual Property; Information Technology; Data Privacy.
19.12.1Owned IP Rights. Schedule 19.12.1 contains a list of all Intellectual Property owned by the Sold Business that is registered or the subject of an application for registration (the "Owned IP Rights") provided that the Purchaser acknowledges that any incorrect registration information on such schedule shall not qualify as a breach of this Seller Parent's Warranty, unless such incorrectness results in a Material Adverse Effect.
19.12.2To Seller Parent's Knowledge, (i) the registration fees for Owned IP Rights have been paid, and (ii) the Owned IP Rights are valid and enforceable, are not co-owned or licensed out to any third party and are free and clear of any third party rights and Encumbrances. To Seller Parent's Knowledge, the Sold Companies and the Asset Sellers have within the ordinary course of business properly maintained (i.e., applied in a timely manner for renewals and paid all registration fees when due) any Owned IP Rights material to the conduct of the Sold Business and the Sold Companies are free to operate their business as currently conducted using the Owned IP Rights at their own discretion.
19.12.3No Challenges or Proceedings. To Seller Parent's Knowledge, except as disclosed in Schedule 19.12.3-1, in the last three (3) years prior to the Signing Date, (i) none of the Owned IP Rights has been formally challenged in writing by any third party vis-à-vis the holder of the Owned IP Rights and (ii) no such third party challenge of the Owned IP Rights has been threatened in writing to be raised against the holder of the Owned IP Rights, in each case of (i) and (ii) provided that any such challenge is still unresolved as of the Signing Date. To Seller Parent's Knowledge, except as disclosed in Schedule 19.12.3-2, in the last three (3) years prior to the Signing Date, neither the Sold Business nor an Asset Seller has (i) received a written notice alleging that the operation, products or services of the Sold Business infringe, misuse or otherwise violate the Intellectual Property of a third party, (ii) or asserted in writing that the Owned IP Rights have been and are being infringed, misused or otherwise violated by any third party.
19.12.4Third Party IP. Schedule 19.12.4 contains a list of all licenses of Intellectual Property granted by third parties to the Sold Business that are material for the conduct of the Sold Business (the "Third Party IP").
19.12.5Material Unregistered IP Rights. To Seller Parent's Knowledge, and save for any Intellectual Property licensed under the TSA, Brand License Agreement or Regulatory TSA, the Sold Business owns or has the right to use all material inventions and other unregistered Intellectual Property developed by its (current or former) employees, freelancers and contractors required to operate the Sold Business ("Material Unregistered IP Rights").
19.12.6IT Operation. Except as disclosed in Schedule 19.12.6, to the Seller Parent's Knowledge, in the last twelve (12) months prior to the Signing Date, there was no material outage, breakdown or other incident in respect of the information
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technology used by the Sold Business nor any material data loss, data corruption or unauthorized access to data of the Sold Business. The Sold Companies have taken measures in accordance with good industry practice to prevent unauthorized loss of data.
19.12.7Transferred Intellectual Property. The Asset Sellers do not own any material Intellectual Property not addressed by the transfer pursuant to Section 8.1.5 and, to Seller Parent's Knowledge, the Owned IP Rights, Third Party IP and Material Unregistered IP Rights represent all Intellectual Property that is material to operate the KaVo Dental Business in materially the same manner as currently conducted.
19.12.8Data Protection. To Seller Parent's Knowledge, except as disclosed in Schedule 19.12.8, in the last three (3) years prior to the Signing Date, neither the Sold Business nor any Asset Seller has received any written claim regarding material non-compliance with applicable data protection laws in connection with the conduct of the Sold Business.
19.13Material Permits; Compliance.
19.13.1Material Permits. To Seller Parent's Knowledge, the Sold Business is in possession of all governmental approvals, licenses and permits which are necessary for the conduct of the Sold Business (the "Material Permits") and the Sold Business has been conducted in accordance with the Material Permits in all material respects. To Seller Parent's Knowledge, in the last thirty-six (36) months prior to the Signing Date, there has been no withdrawal, revocation, material restriction or subsequent material alteration of the Material Permits. To Seller Parent's Knowledge, there are no circumstances which may reasonably be expected to result in any such challenge, cancellation, revocation or withdrawal of a Material Permit. Subject to the subject matters governed by and under the Regulatory TSA, to Seller Parent's Knowledge, none of the Material Permits will automatically terminate or give any Governmental Authority a right to terminate the Material Permit as a result of the consummation of the transactions contemplated under this Agreement.
19.13.2No Recall. To Seller Parent's Knowledge, except as disclosed in Schedule 19.13.2, in the last three (3) years prior to the Signing Date, the Sold Business has neither recalled nor received any written order from any authority to recall any of the products manufactured or delivered by it during the period of three (3) years prior to the Signing Date.
19.13.3Compliance with Laws. To Seller Parent's Knowledge, the business operations of the Sold Business are in all material respects in compliance with the permits and any laws (save for Tax, accounting, environmental and employee related laws, which are covered by more specific sections) applicable to the Sold Business, in particular all anti-bribery, anti-money-laundering, anti-trust, competition and sanctions laws. To Seller Parent's Knowledge, there is no pending (rechtshängig) or threatened in writing regulatory action, investigation or inquiry of any material
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kind against the Sold Business regarding an actual or alleged violation of any such permits or laws, other than periodic or routine inspections or reviews. Except as disclosed in Schedule 19.13.3, to Seller Parent's Knowledge, the Sold Business has not received any written notice from a Governmental Authority of any failure to comply with any laws (save for Tax, accounting, environmental and employee related laws, which are covered by more specific sections) or the terms of any Material Permit in any material respect, which has, as of the Signing Date, neither been remedied nor otherwise resolved, unless (i) such remedy or resolution limits the Sold Business' ability to do business after the Closing Date in any material way, or (ii) there are assessed but unfulfilled payment obligations resulting from such remedy or resolution after the Closing Date which have not been taken into account as deduction item in the Purchaser Price calculation. The Sold Business does not have any business dealings with Iran, North Korea, Cuba or Syria.
19.13.4State Aid. To Seller Parent's Knowledge, except as disclosed in Schedule 19.13.4, the Sold Business has not received any public grants (öffentliche Zuschüsse), aids (Beihilfen) and other subsidies (andere Subventionen) or comparable public grants granted to the Sold Business in the last three (3) years prior to the Signing Date (collectively, "Public Subsidies"). To Seller Parent's Knowledge, no Asset Seller or Sold Company has received any written notice by any Governmental Authority claiming that (i) any Public Subsidy granted to the Sold Business will have to be repaid in part or in full or (ii) obligations under the terms and conditions of any Public Subsidy have been breached.
19.14Insurance Policies. To Seller Parent's Knowledge, Schedule 19.14 contains a list of all insurance policies material for the Sold Business and maintained by a Sold Company or an Asset Seller (the "Insurance Policies"). To Seller Parent's Knowledge, (i) all premiums under the Insurance Policies due and payable by a Sold Company or an Asset Seller, as the case may be, have been paid, and (ii) none of the Insurance Policies has been cancelled or terminated. Except as disclosed in Schedule 19.14, to Seller Parent's Knowledge, no insurance claims of any Sold Company or any Asset Seller, as the case may be, exceeding EUR 50,000.00 are pending under an Insurance Policy; for disclosed insurance claims, coverage has not been questioned, denied or disputed by the insurer.
19.15Taxes.
19.15.1Tax Filings. As of the Closing Date, all Sold Companies have timely filed all material Tax returns required under applicable laws and with the appropriate Tax authority, in each case to the extent the Taxes relate to a Pre-Closing Date Tax Period (as defined in Section 22.2.1).
19.15.2Tax Payments. As of the Closing Date, all Sold Companies have (taking into account any permitted extension) timely paid all material Taxes shown as payable on any valid and enforceable Tax Assessment Notice issued by any Tax authority or on any Tax return filed by them, other than Taxes for which a suspension of enforcement of a Tax payment obligation has been granted.
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19.15.3Tax Proceedings. As of the Signing Date, none of the Sold Companies is involved in any extraordinary Tax audit or investigation (other than routine Tax audits in the ordinary course of business), no Tax dispute or other proceeding is pending in respect of any Sold Company and no Sold Company has been notified in writing by any Tax authority that such authority intends to commence any such proceeding with respect to any of the Sold Companies.
19.16Litigation. Except as disclosed in Schedule 19.16, there is no lawsuit, court action, administrative proceeding or similar proceeding pending (rechtshängig) before any court of law or arbitral tribunal or threatened in writing (i) to which a Sold Company is a party or affected as an intervener or joinder or (ii) involving the Sold Business, in each case with a value in dispute (Streitwert) reasonably believed to be in excess of EUR 100,000.00 in the individual case.
19.17Transaction Costs; Transaction Bonuses. Except as disclosed in Schedule 19.17, (i) the Sold Business does not have an obligation to pay (a) any fees, charges, costs, expenses, or commission (including brokerage or finder's fees, data rooms or vendor due diligence) to any investment bank, consultant, or advisor, or (b) any transaction or similar bonuses to any officers, directors or employees, in each case of (a) and (b) in connection with the preparation, negotiation or consummation of this Agreement or the transactions contemplated under this Agreement and did not make any payments as regards (a) and (b) in the past and (ii) no employee of the Sold Business is entitled to an enhanced redundancy or severance payment from any Sold Company or Asset Seller arising from the preparation, negotiation or consummation of this Agreement or the transactions contemplated under this Agreement.
20Interim Covenants
20.1Conduct of Business prior to Closing.
20.1.1General. From (and including) the Signing Date until (and including) the Closing Date (the "Interim Period"), the Seller Parent shall exercise its rights as the (indirect) shareholder of its Affiliates which are Share Sellers, Sold Companies, Asset Sellers or which employ Transferred Employees ("Instructed Affiliates") and cause the Instructed Affiliates, to the extent legally possible and legally permissible, to continue to carry on the Sold Business in all material respects in the ordinary course of business.
20.1.2Restricted Actions. During the Interim Period, the Seller Parent shall, to the extent legally possible and legally permissible, exercise its rights as shareholder of the Instructed Affiliates and instruct the management of each Instructed Affiliate to ensure that (for the avoidance of doubt without limitation to Section 20.1.1) the Instructed Affiliates shall not take any of the following actions (as applicable) without the Purchaser's prior consent, which shall not be unreasonably withheld or delayed and deemed to be granted if and to the extent no objection from or on behalf of the Purchaser is received in text form by the Seller Parent within ten (10) Business Days following receipt by the Purchaser of the request for consent:
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(a)material amendments to the articles of association or any other relevant constitutional documents, merger, demerger, spin-off, split-off or any other amendment of the corporate structure or company reorganization, or any dissolution or liquidation involving any Sold Company or any other measure requiring a majority of 75 percent or more of the votes or capital of a Sold Company;
(b)amendment of the share capital, in particular the issuance or authorization to issue new shares, issuance of partnership interests or other securities in any of the Sold Companies, including convertible bonds, dividend bonds or participation rights;
(c)the sale, transfer, other disposal, redemption or encumbrance of the Sold Shares or the shares or interests in any Sold Company or parts thereof, or granting of any options, warrants, pre-emptive rights, rights of first refusal or other purchase rights with respect to the Sold Shares or parts thereof except pursuant to this Agreement;
(d)any conclusion, termination or amendment of any enterprise agreements within the meaning of Sections 291 and 292 German Stock Corporation Act or comparable profit sharing or pooling agreements or arrangements under the laws of any other jurisdiction by any Sold Company except as provided in this Agreement;
(e)acquisition, sale, transfer, other disposal, of Equity Interests or any business or parts of the Sold Business other than in the ordinary course of business;
(f)acquisition, sale, transfer, other disposal, of any real estate or any material tangible or intangible fixed assets with a value in excess of EUR 2,000,000.00 in the individual case;
(g)close or open any business establishments (Betriebsstätten) or new branches, new business lines, including joint ventures and co-operations;
(h)incur any capital expenditures in excess of EUR 500,000.00 in the individual case;
(i)take out loans, credits or other financing liabilities in excess of EUR 1,500,000.00 in the individual case;
(j)pledge, assign or encumber any material assets;
(k)expressly waive any claims in excess of EUR 75,000.00 in the individual case, other than any waiver made in the ordinary course of business;
(l)settle any court cases or legal disputes outside of court in excess of EUR 250,000.00 in the individual case;
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(m)any Sold Company making any loans to, or investments in, other entities in each case in excess of EUR 1,000,000.00, other than advancing trade credit in the ordinary course of business;
(n)materially reduce the existing insurance coverage of any Sold Company;
(o)change the contractual terms of service or employment agreements (in particular compensation) resulting in salary increases for the Sold Business in the aggregate of more than 2%, except if all such changes are: (i) made in the ordinary course of business, (ii) required by any applicable collective agreement existing at the Signing Date or applicable local law, or (iii) that are generally applicable to the employees of the Seller Parent or any of its Affiliates that are not Business Employees;
(p)the entering into any collective agreements with unions, works councils or other employee representative bodies in respect of any Business Employee, other than agreements made in the ordinary course of business, it being understood that any collective agreement, including, for the avoidance of doubt, the extension of any existing collective agreement, that results in restructuring restrictions or that provides for severances or similar benefits in the event of a dismissal always require the Purchaser's prior consent;
(q)amending in any material respect, adopting or terminating any material employee benefit scheme in respect of any Key Employee or affecting the employees of a Sold Company or Business Employees of an Asset Seller generally, in each case other than amendments or agreements relating to adjustments of compensation or employee benefit schemes (i) made in the ordinary course of business, (ii) required by any applicable collective agreement existing at the Signing Date or applicable local law or (iii) that are generally applicable to the employees of the Seller Parent or any of its Affiliates that are not Business Employees;
(r)establishing or modifying any profit sharing, bonus, retention, incentive, severance scheme or arrangement or pension or retirement scheme in respect of any Key Employee or affecting the employees of the Sold Business generally, in each case other than amendments or agreements: (i) for incentives that would be paid out by Seller Parent or a subsidiary of Seller Parent that are conditioned on the Closing; (ii) made in the ordinary course of business, (iii) required by any applicable collective agreement or applicable local law or (iv) that are generally applicable to the employees of the Seller Parent or any of its Affiliates that are not Business Employees;
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(s)terminate or amend any Material Agreement in each case outside of the ordinary course of business;
(t)enter into, terminate or amend any agreement with Seller Parent or a subsidiary of Seller Parent unless in the ordinary course of business with an annual volume of less than EUR 100,000.00 and terminable with a notice period of not more than three (3) months; or
(u)agree or bindingly offer to do any of the preceding items.
The covenants set out in Sections 20.1.1 and 20.1.2 above are hereinafter collectively referred to as the "Interim Covenants", it being understood that, in relation to the Asset Sellers, such covenants and the actions set forth in Sections 20.1.1 and 20.1.2 above shall only qualify as Interim Covenants if and to the extent relating to the Entire Sold Assets.
20.2Purchaser's Consent. With respect to Section 20.1, the Purchaser hereby consents to (i) any actions, measures and transactions to be taken or performed pursuant to the provisions of this Agreement, (ii) any actions required to comply with applicable laws and orders of a competent governmental authority or in response to any emergency situation to prevent damage to the Sold Business where any explicit consent cannot reasonably be obtained in due time, (iii) any actions, measures and transactions disclosed in Exhibit 20.2, and (iv) the Pre-Signing Carve-out Measures (as defined below) in accordance with the terms and principles set forth in this Agreement to the extent such measures require implementation of any additional actions or measures after the Signing Date, it being understood that Seller Parent shall always notify Purchaser of any such taken measure as soon as reasonably practical.
20.3Transitional Services. The Parties acknowledge that the Sold Companies will require certain transitional services from the Seller Parent or its Affiliates following the Closing. Exhibit 20.3-1 contains a substantially finalized draft of the agreement on the transitional services to be provided by the relevant Parties after the Closing Date ("TSA") and Exhibit 20.3-2 contains a draft of the agreement on certain regulatory transitional services to be provided by the relevant Parties after the Closing Date ("Regulatory TSA"). The Parties shall use reasonable best efforts to collaboratively agree in good faith, acting reasonably, and at arm's length terms any customary and reasonable amendments to the drafts of the TSA, the Regulatory TSA and/or the annexes (as set out in Exhibit 20.3-1 and Exhibit 20.3-2, respectively) that are reasonably required in order to ensure an uninterrupted continuation of the business activities of the Seller Parent's business and the KaVo Dental Business to be transferred to the Purchaser. Any such amendments shall be agreed as soon as reasonably possible following the Signing Date, and in any event prior to the Scheduled Closing Date, failing which, the TSA as set out in Exhibit 20.3-1 and the Regulatory TSA as set out in Exhibit 20.3-2 shall be binding on the parties thereto and it being understood that no Party can claim that Closing shall not occur. The Purchaser and the Seller Parent shall procure compliance with the TSA and Regulatory TSA by the relevant parties.
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21Purchaser's Remedies
21.1Breach; Purchaser Claim. Subject to the provisions of this Section 21 and of Section 23, in the event of any breach or non-performance by the Seller Parent of any of the Seller Parent's Warranties (the "Warranty Breach") or the Interim Covenants or other obligation under this Agreement ("Covenant Breach", and each of a Warranty Breach and a Covenant Breach, a "Breach"), the Seller Parent shall put the Purchaser, or at the Purchaser's election, the relevant Sold Company, into the position that it would have been in if the Breach had not occurred by way of remediation in kind (Naturalrestitution), provided that if and to the extent such remediation in kind (Naturalrestitution) (i) has not been effected by the Seller Parent within a period of two (2) months after the receipt of a Breach Notice (as defined in Section 21.4), (ii) is impossible or insufficient, or (iii) is finally refused in writing by the Seller Parent, the Seller Parent shall be liable for paying monetary damages (Schadenersatz in Geld) for any Losses (as defined in Section 21.2) incurred to the Purchaser, or at the Purchaser's election, any of the Sold Companies (the "Purchaser Claim").
21.2Definition of Losses. "Losses" shall be determined using the legal principles of calculation of damages, mitigation of damages and off-setting of losses by advantages (Schadensberechnung, Schadensminderung, Vorteilsausgleichung) pursuant to Sections 249 et seqq. German Civil Code, but shall only mean any actual damages calculated on a Euro for Euro basis and, in particular, without taking into account or applying any multipliers or ratios, shall exclude (i) any potential or actual reduction in value (Minderung) of the Sold Companies beyond the actual damage incurred, (ii) any consequential damages (Folgeschäden) and lost profits (entgangener Gewinn), in each case if and to the extent not foreseeable or not covered by the purpose, (iii) any frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 German Civil Code, and (iv) any internal administration and overhead costs. The limitations under this Section 21.2 regarding the determination of the liability of the Seller Parent shall not apply in case of a willful (vorsätzlich) breach of the Seller Parent's obligations under this Agreement. Without limiting the generality of the foregoing and for the avoidance of doubt, the Losses shall not include any Taxes.
21.3Exclusion of Liability. The Seller Parent shall not be liable for, and the Purchaser or the Guarantor shall not be entitled to bring, (i) any Purchaser Claim for a Covenant Breach in case of Sections 21.3.3, 21.3.4, and 21.3.7 below and (ii) any Purchaser Claim for Warranty Breaches in case of Sections 21.3.1 to 21.3.7, in each case if and to the extent that:
21.3.1the matter to which the Purchaser Claim relates has expressly been taken into account in the Closing Date Statements as "Financial Debt" or negative "Net Working Capital" and thus as a deduction item for determining the Purchase Price;
21.3.2the amount of the Purchaser Claim is actually recovered under an insurance policy (except for the W&I Insurance (as defined in Section 23.5.1)) or claims against third parties (with the Purchaser hereby undertaking to pursue any such insurance claim or claim against third parties with the care of a prudent business man and to the extent legally possible) or would have been recovered if the insurance policies
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of the Sold Companies in effect prior to the Closing Date had been maintained after the Closing;
21.3.3the Purchaser, any of its Affiliates or (following the Closing Date) any of the Sold Companies, their respective representatives or any successor to all or part of their business has caused or participated in causing (verursacht oder mitverursacht) or has aggravated such Breach or any Losses resulting therefrom or failed to mitigate Losses pursuant to Section 254 German Civil Code, which shall apply mutatis mutandis;
21.3.4the matter subject to the Purchaser Claim or the payment or settlement of any item giving rise to a Purchaser Claim results in any cash-effective (i) benefits, (ii) advantages or (iii) savings to the Sold Companies, the Purchaser or any of its Affiliates;
21.3.5the facts and circumstances underlying the Breach were known by the Purchaser as of the Signing Date, provided that in any event the knowledge of the managing directors of the Purchaser as well as of the persons listed in Exhibit 21.3.5 (the "Deal Team") shall be imputed to the Purchaser, provided further that for purposes of any Warranty Breach (but not applying to Covenant Breaches) the Purchaser shall in any event be deemed to have knowledge of all matters which were Fairly Disclosed in:
(a)the confidential information memorandum prepared by J.P. Morgan as of March 2021;
(b)the written presentation on potential transaction synergies by J.P. Morgan as of June 2021;
(c)the presentation on net working capital considerations by J.P. Morgan including the working capital breakdown, each as of July 2021;
(d)the financial vendor due diligence report volume 1 and volume 2 prepared by KPMG each dated 12 March 2021 and each updated in June 2021;
(e)the databooks prepared by KPMG dated 12 March 2021 and 7 May 2021, respectively;
(f)the Q1-21 current trading update report prepared by KPMG dated 7 May 2021;
(g)the legal fact book prepared by Kirkland & Ellis International LLP dated 26 May 2021;
(h)the vendor tax fact book prepared by KPMG dated 12 May 2021;
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(i)the commercial vendor due diligence report prepared by L.E.K. dated 29 March 2021 as well as the respective executive summary prepared by L.E.K. dated 19 March 2021;
(j)hand-out of the management presentation prepared by J.P. Morgan as of April 2021;
(k)this Agreement, including its Exhibits and Schedules; and
(l)the documents Fairly Disclosed (as defined below) in the virtual data room operated by Datasite for Project Ace and accessible to Purchaser, its representatives and professional advisors from 17 May 2021 until 6 September 2021, an index of its content being attached as Exhibit 21.3.5(l) for information purposes, a complete set of which will be set aside in electronic form on a storage device ("USB Stick"), a copy of which will be handed over to each Party and the acting notary (who shall receive two USB Stick copies) without undue delay after the Signing Date, and the Parties hereby instruct the acting notary to keep the USB Stick in custody for a period of eight (8) years after the Signing Date and grant each Party access to the USB Stick, unless the Seller Parent and the Purchaser jointly instruct the acting notary otherwise; the acting notary is entitled to destroy the USB Stick after such period; "Fairly Disclosed" means that the disclosure was made (i) under a first level index item which was reasonably associated with the matter in question and (ii) in a manner and in such reasonable detail that such matter could be identified by applying the standard of care of a reasonable business man. The provisions of Section 442 German Civil Code and Section 377 HGB shall not apply;
21.3.6the Purchaser Claim results from or is increased by, the passing of, or any change in, any law, statute, ordinance, rule, regulation, general accounting policies or administrative practice after the Signing Date; or
21.3.7Purchaser has not complied with its obligations under Section 21.4 or 21.6 and such non-compliance with such procedures caused or increased the Loss.
21.4Breach Notice. If Purchaser becomes aware, after the Signing Date, of any facts or circumstances which constitute a Breach, Purchaser shall give the Seller Parent notice thereof without undue delay after Purchaser has discovered the relevant facts and circumstances underlying such Breach (the "Breach Notice") provided that such Breach Notice shall state the nature of the Breach in reasonable detail, including the amount involved to the extent such amount can already be determined at the time when such Breach Notice is given, provided, however, that (i) any failure to make a Breach Notice in the proper form or proper time shall not exclude the Purchaser Claim but only reduce the Loss to be compensated pursuant to Clause 21.3.6 if and to the extent such non-compliance with the relevant procedures caused or increased the Loss, and (ii) no Breach Notice shall be
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required for which the liability of Seller's Parent is capped at EUR 1.00 or time-barred (but for which Purchaser may still have claims under the W&I Insurance).
21.5No Additional Rights or Remedies.
21.5.1The remedies which Purchaser may have against the Seller Parent under or in connection with this Agreement, including for Warranty Breaches or Covenant Breaches or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement, shall be the exclusive remedies available to Purchaser in respect to the Seller Parent. If and to the extent permitted by law, any claims and remedies other than those explicitly provided for in this Agreement, regardless of their nature, amount or legal basis, are hereby expressly excluded and waived by Purchaser, such waiver hereby being accepted by the Seller Parent.
21.5.2Without limiting the generality of Section 21.5.1, in particular, any right of the Purchaser to lower the consideration for the Sold Shares (Minderung), to withdraw (Rücktritt) from this Agreement (with Section 18.1 remaining unaffected) or to request the wind-up of the transactions contemplated hereunder on any other legal basis (e.g., by way of so-called großer Schadensersatz) shall be excluded and waived (Verzicht) by the Purchaser in its entirety. Furthermore and with respect to the Parties, (i) any claim for breach of pre-contractual obligations (culpa in contrahendo), including claims arising under Sections 311 para. 2, 241 para. 2 German Civil Code or of ancillary obligations (Nebenpflichten), including claims arising under Sections 280 para. 1, 241 para. 2 German Civil Code, (ii) any claims based on frustration of contract (Störung der Geschäftsgrundlage) pursuant to Section 313 German Civil Code, (iii) all remedies for defect including claims arising under Sections 437 through 441 German Civil Code and (iv) the right to rescind (Anfechtung) this Agreement are hereby also expressly excluded and waived (Verzicht) by all Parties. If and to the extent the exclusion of claims based on frustration of contract (Störung der Geschäftsgrundlage) is, despite the risk allocation agreed upon between the Parties in this Agreement, held invalid, such exclusion shall be construed, to the extent legally permissible, to set the thresholds for such principles to apply particularly high and to limit respective remedies to the adjustment of this Agreement under exclusion of the right to withdraw (Rücktritt).
21.5.3The Seller Parent's liability for (i) any claims based on the application (including analogous application) of Section 166 German Civil Code, (ii) claims based on any attribution of knowledge or responsibility, including in respect of vicarious agents (Erfüllungsgehilfen) or other third parties, or (iii) claims or rights based on tort or any other legal grounds is, under and in connection with this Agreement, comprehensively and for all purposes excluded to the extent legally permissible.
This Section 21.5 as well as any other limitations and exclusions of liability pursuant to this Agreement shall not apply to any rights and remedies for willful deceit (arglistige Täuschung) or own willful misconduct (vorsätzliche Pflichtverletzung), in which case statutory law shall apply.
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21.6Third Party Claims. In case of legal proceedings, judgments, administrative acts or third-party claims directed against any of the Sold Companies or the Purchaser or any of its Affiliates (the "Defendant") after the Closing which reasonably likely will result in a Seller Parent's liability (for more than EUR 1.00 and which Claim is not yet time-barred hereunder) which is not recoverable under the W&I Insurance (the "Third Party Claim"), the Purchaser shall give the Seller Parent notice of such Third Party Claim without undue delay (unverzüglich) and:
21.6.1the Purchaser shall (i) provide the Seller Parent with copies of the relevant documents and/or other relevant information, materials and assistance relevant in relation to the Third Party Claim and (ii) give the Seller Parent the reasonable opportunity (a) to comment on and discuss with the Purchaser any measures which the relevant defendant proposes to be taken or omitted in connection with such Third Party Claim and (b) to actively participate in any relevant hearing, meeting, audit or other discussion or communication and to review any relevant document relevant in connection with the Third Party Claim;
21.6.2the Purchaser shall, and shall procure (steht dafür ein) that the Defendants, defend itself against the relevant Third Party Claim diligently and in good faith at all times;
21.6.3the Seller Parent shall be entitled, at its free discretion, to control the defense against the Third Party Claim if the Seller Parent unconditionally acknowledges (anerkennen) in writing to Purchaser that the underlying facts (dem Grunde nach) of the Third Party Claim constitute a Breach and that the Seller Parent is liable towards the Purchaser for such Breach;
21.6.4in case the Seller Parent has duly elected to control the defense pursuant to the preceding paragraph, the Purchaser shall keep the Seller Parent informed of any developments relating to such Third Party Claim and provide, and shall procure (steht dafür ein) that the Defendants provide, to the Seller Parent all relevant documents, other information and assistance required for the defense and shall take, and cause the Defendants to take, such actions reasonably required by the Seller Parent for the defense; and
21.6.5the Purchaser shall procure (steht dafür ein) that no person admits any liability in respect of, or compromises or settles, the matter giving rise to the Third Party Claim without the prior written consent of the Seller Parent, such consent not to be unreasonably withheld or delayed.
Notwithstanding the foregoing, (i) the Seller Parent shall always take the reasonable interests of the Purchaser and the Sold Business into account, (ii) any remedy accepted or directed by the Seller Parent must always be of purely monetary nature, (iii) the Seller Parent may not accept any admission of wrongdoing, and (iv) only direct or accept any remedy without the consent of the Purchaser for which the Seller Parent would be fully liable under this Agreement.
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22Tax
22.1Defined Terms
22.1.1"Tax" shall mean (i) all taxes and customs duties (Zölle) within the meaning of Section 3 German Federal Fiscal Code (Abgabenordnung – "AO") (whether (i) payable directly or by withholding and (ii) payable as a primary, secondary or contractual liability) and all auxiliary obligations on such amounts (including steuerliche Nebenleistungen within the meaning of Section 3 para. 4 AO), (ii) all social security contributions (Sozialversicherungsabgaben), (iii) statutory secondary liabilities (Haftungsschulden) for any of the aforementioned and (iv) similar charges under foreign laws. For the avoidance of doubt, the term "Tax" shall not include notional taxes, deferred taxes and other tax assets affecting the future tax position (such as loss, interest or EBITDA carry forwards).
22.1.2"VAT" shall mean within the European Union such taxation as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and outside the European Union any other taxation of a similar nature.
22.2Tax Indemnity
22.2.1General Principle. The Seller Parent shall indemnify the Purchaser from any Taxes that relate to Tax periods ending on or before the Closing Date; it being understood that with regard to Tax assessment periods beginning before and ending after the Closing Date, the portion of Taxes attributable to the pre-Closing Date Tax period shall be determined as if the Closing Date was the end of a fiscal year and the end of a Tax assessment period (such periods and any portions thereof, the "Pre-Closing Date Tax Period") and are payable (i.e., have not been paid prior to the Closing Date) to a Tax authority by any of the Sold Companies if, and to the extent that, the aggregate amount of all Taxes to be indemnified under this Section 22.2 (taking into account in particular the limitations pursuant to Section 22.2.2) exceeds the aggregate amount of all liabilities, accruals and provisions for Taxes included in the Final Closing Date Statements (the "Tax Provisions") (such Taxes, the "Indemnifiable Taxes").
22.2.2Limitation. Claims pursuant to Section 22.2.1 (the "Tax Indemnification Claims") shall be excluded if, and to the extent that:
(a)the relevant Indemnifiable Tax or the circumstance underlying or triggering such Indemnifiable Tax has led, leads or will lead to actual Tax benefits (e.g., reductions, savings, or repayments of Taxes) of any Sold Company, the Purchaser, or any of the Purchaser's Affiliates (the "Tax Benefit") that relate to periods commencing after the Closing Date, in which case the Tax Indemnification Claim shall be reduced by the aggregate of (x) the full amount of any Tax Benefit (without any discounting) that has already been realized when the Tax Indemnification Claim would have fallen due in principle pursuant to Section 22.2.3 and
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(y) the net present value of any Tax Benefit (determined by applying a discount rate of four and half per cent (4.5%) p.a. over the relevant time period) that will be realized thereafter (the amounts under (x) and (y) to be determined on the basis of the assumption that the relevant Sold Company (or the Purchaser or the relevant Affiliate of the Purchaser, as the case may be) is taxed on a stand-alone basis and that the relevant Tax rates remain unchanged after the date on which the Tax Indemnification Claim would have fallen due in principle);
(b)compensation for the relevant Indemnifiable Tax would have been recoverable under a policy of insurance maintained by, or for the benefit of, a Sold Company, the Purchaser, or any of the Purchaser's Affiliates and existing immediately prior to the Closing if such insurance had continued to be in effect after the Closing (excluding for the avoidance of doubt the W&I insurance entered into by the Purchaser in relation to the transactions under this Agreement);
(c)a valid and enforceable third-party claim (other than against employees) for repayment, indemnification or recourse with respect to the amount of the relevant Indemnifiable Tax exists or existed at or following the Closing Date at the level of any of the Sold Companies (including, for the avoidance of doubt, third-party claims that are excluded as a consequence of an action carried out after the Closing); it being understood that the tax matters agreement entered into as of 19 September 2019 between Danaher Corporation and Seller Parent ("Tax Matters Agreement") shall not qualify as such third-party claim for repayment, provided, however, that if and to the extent a cash-effective compensation is made under the Tax Matters Agreement directly to the Sold Companies such compensation shall insofar exclude the corresponding Tax Indemnification Claim;
(d)the Purchaser or, after Closing, any of the Sold Companies has breached its obligations under Section 22.4 and such breach has caused or increased the relevant Indemnifiable Tax; or
(e)the Purchaser, any of its Affiliates or (following the Closing Date) any of the Sold Companies, their respective representatives or any successor to all or part of their business has caused or participated in causing (verursacht oder mitverursacht) or has increased the relevant Indemnifiable Tax and/or the relevant Tax Indemnification Claim or failed to mitigate it pursuant to Section 254 German Civil Code, which shall apply mutatis mutandis unless in each case this was required by mandatory law or administrative order.
22.2.3Due Date. Tax Indemnification Claims shall be due fifteen (15) Business Days after the Purchaser has (i) notified the Seller Parent of the amount payable to the Purchaser by virtue of the Tax Indemnification Claim, the relevant Sold
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Company's payment obligation and the due date of such obligation, and (ii) provided the Seller Parent with a copy of the relevant Tax assessment notice (Steuerbescheid, the "Tax Assessment Notice"); provided, however, that a Tax Indemnification Claim shall in no event be due earlier than three (3) Business Days before the respective Indemnifiable Tax is payable by the relevant Sold Company (taking into consideration any suspension of payment (Aussetzung der Vollziehung)). To the extent the Seller Parent has indemnified Purchaser with respect to an Indemnifiable Tax and such Indemnifiable Tax is subsequently reduced, the difference shall be reimbursed by the Purchaser to the Seller Parent, including all interests received thereon but less any Taxes payable thereon.
22.3Tax Refunds; Overprovisions
22.3.1General Principle. The Purchaser shall pay to the Seller Parent (in each case less any Taxes payable thereon):
(a)an amount equal to any and all Taxes that relate to a Pre-Closing Date Tax Period and that are received (including, for the avoidance of doubt, by way of set-off (Aufrechnung)) after the Closing Date by any of the Sold Companies, the Purchaser, or any of the Purchaser's Affiliates (e.g., Tax refunds, Tax repayments, Tax credits) (such Taxes, the "Tax Refunds") or that would have been received but for a failure to apply for the relevant Tax Refund after the Closing despite prior written instruction of the Sellers to apply for such Tax Refund, in each case if, and to the extent that, the aggregate amount of all such Tax Refunds exceeds the aggregate of all Tax receivables or assets of any Sold Company included in the Final Closing Date Statements;
(b)an amount equal to any and all Tax Provisions to the extent such Tax Provisions are dissolved, released or reduced (or could be dissolved, released or reduced under applicable accounting standards) in the relevant financial statements of the relevant Sold Company or could be dissolved, released or reduced if applicable GAAP were applied ("Overprovisions"); and
(c)an amount equal to any and all taxes that are payable by the Seller Parent or any of its Affiliates as a result of the breach by the Purchaser or, after Closing, any of the Sold Companies of its obligations under Section 22.4 if any to the extent such Tax would not have been incurred or increased in absence of such breach.
22.3.2Due Date. Any amounts payable pursuant to this Section 22.3 shall be due:
(a)in the case of Section 22.3.1(a): ten (10) Business Days after the relevant Tax Refund has been received or would have been received if the relevant application had been made in time;
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(b)in the case of Section 22.3.1(b): ten (10) Business Days after the relevant Tax Provision has been or could be dissolved, released or reduced; and
(c)in the case of Section 22.3.1(c): ten (10) Business Days following written notification by the Seller Parent which includes a copy of the relevant Tax Assessment Notice.
22.3.3Confirmation. The Purchaser shall notify the Seller Parent of the receipt/realization of any Tax Refund and any dissolution, release or reduction of a Tax Provision without undue delay (unverzüglich) and shall deliver, upon written request and at cost of the Seller Parent, to the Seller Parent within three (3) months following the end of a calendar year a written statement of a generally accepted German certified accounting firm (Wirtschaftsprüfungsgesellschaft) to be elected in the Seller Parent's free discretion notifying the Seller Parent in reasonable detail of any Tax Refunds and Overprovisions that are payable to the Seller Parent pursuant to this Section 22.3 in the previous calendar year. For the avoidance of doubt, unless the Seller Parent explicitly approves the notification by the Purchaser or the accounting firm's statement, the information provided by the Purchaser shall not be considered approved or agreed.
22.4Information Rights of Seller Parent and Procurement of Tax Proceedings. The Purchaser shall procure (steht dafür ein) that after the Closing:
22.4.1the Purchaser and all Sold Companies will (i) file all Tax returns (including any schedule or attachment thereto and including the filing of amended Tax returns) and all other Tax related communication with the Tax authorities that relate to the Pre-Closing Date Tax Period (the "Relevant Tax Period") (together, the "Relevant Tax Communication"), only subject to the Seller Parent's prior written approval, (ii) comply with all lawful written instructions issued by the Seller Parent in respect to Relevant Tax Communication, and (iii) provide the Seller Parent with all information, documents, data and reasonable assistance in relation to the Tax Matters Agreement (however, such assistance shall be limited to claims of the Seller Parent under the Tax Matters Agreement which correspond to the respective Tax Indemnification Claim) requested by the Seller in relation to the Relevant Tax Period;
22.4.2neither the Purchaser nor any of the Sold Companies will change any Tax election right or will change or amend any Tax Return for the Relevant Tax Period without Seller Parent's prior written approval unless required by mandatory law or administrative order;
22.4.3neither the Purchaser nor any of the Sold Companies will enter into any transaction, merger, conversion or any other kind of restructuring that has a retroactive Tax effect on the Relevant Tax Period unless with the Seller Parent's prior written approval;
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22.4.4the Seller Parent will be fully and timely notified of any Tax proceedings (e.g., Tax assessments, Tax audits and other investigations by Tax authorities, appeals and other legal (including court) proceedings with respect to Taxes) relating to the Relevant Tax Period ("Relevant Tax Proceedings"); in particular, the Seller Parent shall be notified of the receipt by any Sold Company of any Tax Assessment Notice and other administrative order (Verwaltungsakt or comparable order under foreign law) and other requests and statements made by any Tax authority and all other incidents relating to a Pre-Closing Date Tax Period; any such notice shall only be deemed to have been made timely if it is made without undue delay (unverzüglich) and, with respect to written communication, no later than ten (10) Business Days after the receipt of such communication by the relevant Sold Company; the notice shall be reasonably detailed and, with respect to written communication, shall include copies of the documents received by the relevant Sold Company;
22.4.5the Seller Parent will have authority and control over any Relevant Tax Proceedings; in particular, the Purchaser shall procure (steht dafür ein) that all Sold Companies will grant the Seller Parent (and its representatives and counsel) the opportunity to participate in any Relevant Tax Proceedings from the beginning until the end (in particular, in meetings with the Tax authorities) and comply with all lawful written instructions issued by the Seller Parent with respect to Relevant Tax Proceedings (including instructions to challenge and/or litigate Tax Assessment Notices or other administrative orders);
22.4.6neither the Purchaser (or its Affiliates) nor any of the Sold Companies will communicate with the Tax authorities or Tax courts in the course of a Tax Proceeding about Tax matters relating to the Relevant Tax Period without the Seller Parent's prior written approval;
22.4.7no Tax Assessment Notice received by any Sold Company from a Tax authority relating to any Relevant Tax Period will become legally binding without the Seller Parent's prior written approval;
22.4.8the Purchaser (and its Affiliates) and all Sold Companies will keep all records, documents and information relating to the Relevant Tax Period and all Relevant Tax Proceedings until the expiration of any applicable statute of limitations and provide the Seller Parent with all documents and information requested by the Seller Parent no later than five (5) Business Days after the Seller Parent's written request.
Seller Parent's prior written approval for the purposes of this Section 22.4 shall not be unreasonably withheld and Seller Parent shall cover all reasonable and documented external costs resulting from its participation, its requests to the Purchaser and its control of any Tax Proceedings.
22.5Limitation Period. Any claims of the Parties under this Section 22 shall become time-barred (verjähren) at the earlier of (i) seven (7) years after the Closing Date and (ii) the expiration
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of a six (6) month period after the respective Tax assessment underlying the respective claim has become legally binding (formell und materiell unanfechtbar), it being understood that any payment obligation of the Purchaser pursuant to Section 22.3.1(a) and Section 22.3.1(b) shall not become time-barred prior to the expiry of six (6) months after the Seller Parent has received a written notification of the Purchaser stating that the Seller Parent has a payment claim pursuant to this Section 22. The notification obligations of the Purchaser pursuant to Section 22.3.3 above shall not be cut-off, but shall only cease to exist upon a respective written waiver by the Seller Parent.
22.6Exclusivity. The liability of the Seller Parent with respect to Taxes shall be governed exclusively by this Section 22 unless explicitly stated otherwise in this Section 22. Section 23.7 of this Agreement shall apply to any Tax Indemnification Claims.
23Expiration and Limitation of Claims
23.1Limitation Periods. Any claims of the Purchaser under or in connection with this Agreement shall become time-barred (verjähren) twelve (12) months after the Closing Date. Exempted therefrom are:
23.1.1all claims of the Purchaser arising (i) from a breach of the Fundamental Warranties and (ii) in relation to the performance claim (Erfüllungsanspruch) to transfer title to the Sold Shares which shall become time-barred (verjähren) three (3) years after the Closing Date;
23.1.2all claims of the Purchaser under Section 22 which shall become time-barred (verjähren) in accordance with Section 22.5;
23.1.3all claims of the Purchaser arising as a result of willful deceit (arglistige Täuschung) or willful or intentional breaches of the Seller Parent's obligations under this Agreement which shall become time-barred (verjähren) in accordance with the statutory rules in Sections 195 and 199 German Civil Code; and
23.1.4all claims of the Purchaser under Section 28.1, Section 28.2 and Section 29.1 which shall become time-barred (verjähren) three (3) years after the Closing Date.
All claims of the Purchaser referred to under Sections 23.1.1 and 23.1.3 are referred to as the "Exempted Claims".
23.2Tolling. Section 203 German Civil Code shall not apply unless the relevant Parties agree in writing that the expiry period shall be tolled (gehemmt) on the basis of pending settlement negotiations.
23.3De Minimis, Deductible. No liability shall attach to the Seller Parent for any Purchaser Claim (i) for a Warranty Breach or a breach of an Interim Covenant unless the individual claim (or a series of related claims) against the Seller Parent exceeds an amount of USD 75,000.00 (the "De Minimis") and (ii) for a Warranty Breach unless the aggregate amount of all such individual claims (excluding any claims below the De Minimis) exceeds USD 1,000,000.00 (the "Deductible"). In case the Deductible is exceeded, the Seller Parent
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shall only be liable for, and the Purchaser shall only be entitled to claim, the amount exceeding the Deductible, but in any event subject to Section 23.4. The limitations of this Section 23.3 shall not apply to any Exempted Claims.
23.4Liability Caps. The aggregate liability of the Seller Parent for any claim for a Warranty Breach shall not exceed an amount of EUR 1 (the "W&I Cap"). The aggregate liability of the Seller Parent for any breach of the Interim Covenants shall not exceed an amount of EUR 10,000,000.00 (the "General Cap"). Neither the W&I Cap nor the General Cap shall apply to any Exempted Claims pursuant to Sections 23.1.1 and 23.1.3 and these shall also not apply, for the avoidance of doubt, to any Tax Indemnification Claim or to any other claim under or in connection with this Agreement (except for (i) claims for a Warranty Breach that are not Exempted Claims or (ii) a breach of the Interim Covenants), provided, however, that the aggregate liability of the Seller Parent under or in connection with this Agreement (except for claims of the Purchaser arising as a result of willful deceit or willful or intentional breaches of the Seller Parent's obligations under this Agreement to the extent such claims have not been excluded under this Agreement) shall in no event exceed an amount equal to the Purchase Price.
23.5W&I Insurance.
23.5.1The Purchaser (i) undertakes to the Seller Parent that it will, at its sole cost, take out customary warranty and indemnity insurance under an insurance policy to be executed after the Singing Date and prior to the Closing Date (the "W&I Insurance" and the relevant insurers of such W&I Insurance, the "Insurers"), (ii) undertakes not to subsequently make changes that adversely affect the coverage under the W&I Insurance or terminate the W&I Insurance, and (iii) shall procure that the W&I Insurance will not provide for a recourse against the Seller Parent and its advisors and that the Insurer is not entitled to subrogate of claims of the Purchaser against Seller Parent and its advisors except in respect of claims of the Purchaser against the Seller Parent in connection with this Agreement that are based on willful deceit (arglistige Täuschung) or willful misconduct (vorsätzliche Pflichtverletzung) of the Seller Parent if and to the extent they cannot be waived in advance pursuant to mandatory applicable law. If the Insurer makes any claims under or in connection with the W&I Insurance or otherwise against the Seller Parent or its advisors, the Purchaser shall indemnify and hold harmless the Seller Parent from any damages, losses and liabilities resulting therefore, including all out-of-pocket expenses, legal fees, expenses, disbursements and Taxes resulting from or arising in connection therewith, except the claim arises out of willful deceit (arglistige Täuschung) or willful misconduct (vorsätzliche Pflichtverletzung) of the Seller Parent.
23.5.2The Parties agree that for any claim for breach of a Seller Parent's Warranty (except for any Exempted Claims) in excess of the W&I Cap:
(a)the liability of the Seller Parent shall be excluded and shall be EUR 0; and
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(b)the Purchaser's sole recourse, if any, shall be against the Insurers under the W&I Insurance.
23.6Risk of Non-Implementation of W&I Insurance. The foregoing expirations and limitation of claims shall apply irrespective of whether the Purchaser has actually taken out the W&I Insurance, whether the relevant claim by the Purchaser is covered by the W&I Insurance or whether the Purchaser receives any payments from the W&I Insurance. The Purchaser hereby expressly acknowledges and the Parties agree that the risk of non-implementation of the W&I Insurance as well as the validity and collectability risk in respect of the W&I Insurance shall solely rest with the Purchaser.
23.7No Double Dip. Where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the Purchaser to a Purchaser Claim or Tax Indemnification Claim under this Agreement, there shall be only one claim or remedy (no double dip).
24Purchaser's and Guarantor's Warranties
24.1General. The Purchaser and the Guarantor hereby represents to the Seller Parent by way of an independent promise of guarantee (selbstständiges Garantieversprechen) irrespective of fault pursuant to Section 311 para. 1 German Civil Code that the statements in Section 24.2 and Section 24.3 below (the "Purchaser's Warranties") are correct as of the Signing Date and the Closing Date, unless it is specifically provided that a Purchaser's Warranty is made as of a different or additional date or dates, in which case such Purchaser's Warranty shall be correct as of such different or additional date or dates.
24.2Status of Purchaser and Guarantor.
24.2.1The Purchaser is a limited liability company duly incorporated and validly existing under the laws of Germany and the Guarantor is a stock corporation duly incorporated and validly existing under the laws of Finland.
24.2.2The Purchaser and the Guarantor have obtained all required corporate approvals for the execution of this Agreement and the consummation of the transactions contemplated hereunder and such execution and consummation does not violate any provisions of the articles of association of the Purchaser or the Guarantor.
24.2.3No insolvency proceedings or similar proceedings are being applied for, are pending, have been rejected or have been threatened to be opened on account of lack of assets in relation to the Purchaser or the Guarantor. The Purchaser and the Guarantor are neither unable to pay their debt (zahlungsunfähig) nor over-indebted (überschuldet) within the meaning of Sections 16 et seq. German Insolvency Code or any comparable applicable insolvency laws of other applicable jurisdictions.
24.2.4Subject to the Merger Clearance being obtained, the execution and consummation of this Agreement and the performance of the transactions contemplated hereunder do not violate any judicial or governmental order (gerichtliche oder behördliche Verfügung) by which the Purchaser or the Guarantor is bound, and there are no
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proceedings or investigations pending or threatened against the Purchaser or the Guarantor or its Affiliates which seek to prevent or materially delay the consummation of the transactions contemplated under this Agreement.
24.2.5This Agreement has been, and the Brand License Agreement, the TSA and the Regulatory TSA will on the Scheduled Closing Date be, duly executed by the Purchaser and the Guarantor and constitute legal, valid and binding obligations of the Purchaser and the Guarantor, enforceable against the Purchaser and the Guarantor in accordance with its terms and conditions. There are no proceedings pending or threatened against the Purchaser or the Guarantor before any court or arbitral or governmental body which challenge or seek to prevent the transactions contemplated by this Agreement, the Brand License Agreement, the TSA or the Regulatory TSA.
24.3Available Funds. The Purchaser will have immediately available funds or obtained binding and irrevocable (equity and/or debt) financing commitments, conditional only upon the Closing Condition being satisfied or waived, in a sufficient amount to enable Purchaser to fulfill its payment obligations under this Agreement if and when they are due. In support of the foregoing, the Guarantor has executed a debt commitment letter and an interim loan agreement with Nordea Bank ABP, each dated 6 September 2021 (the "Debt Commitment Letter").
24.4No Knowledge of Breach. As of the Signing Date, neither the Purchaser, the Guarantor, nor any member of the Deal Team has positive knowledge that there is already a claim against the Seller Parent for any Warranty Breach.
25Purchaser's Covenants; Purchaser's Indemnity
25.1No Claims by the Sold Companies. The Purchaser undertakes not to bring and shall procure (steht dafür ein) that its subsidiaries and, after the Closing Date, none of the Sold Companies bring any claims against the Seller Parent, its Affiliates (excluding the Sold Companies), or any of their respective direct and indirect shareholders, successors, board members (including supervisory and advisory board members), officers, directors, managers, employees, advisors or agents (collectively, the "Seller Parent's Indemnitees") regardless of the legal basis of such claims, in each case unless (i) the relevant claim is based on willful deceit (arglistige Täuschung) or willful misconduct (vorsätzliche Pflichtverletzung) of the relevant Seller Parent's Indemnitee or (ii)  such claim results from an agreement between any of the Sold Companies on the one hand and any Seller Parent's Indemnitee on the other hand (including post-contractual claims relating to such agreements). Nothing in this Section 25.1 shall restrict Purchaser to bring any claims under this Agreement.
25.2Purchaser's Indemnity.
25.2.1The Purchaser shall indemnify and hold harmless the Seller Parent and any Seller Parent's Indemnitee from and against any and all liabilities, losses (whether past, present or future, actual or contingent, direct or indirect), damages and reasonable
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costs and expenses (including Taxes, reasonable legal fees, expenses and disbursements) arising out of or in connection with,
(a)any claims made in breach of Section 25.1;
(b)any claims brought in connection with the Assumed Securities;
(c)any claims brought in connection with the Share Transfer Agreements or the Asset Transfer Agreements by Purchaser or its Affiliates (other than under this Agreement); and
(d)any claims by or on behalf of KaVo Dental after the Closing Date for compensation of additional losses and/or repayment of any profits received under the PLTA (irrespective of the legal grounds for such claims or the time periods such claims relate to);
in each case unless the relevant claim is based on willful deceit (arglistige Täuschung) or willful misconduct (vorsätzliche Pflichtverletzung).
25.2.2The obligations of the Purchaser pursuant to Sections 25.2.1 are and shall operate as an agreement for the benefit of third parties (echter Vertrag zugunsten Dritter) within the meaning of Section 328 para. 1 German Civil Code for the benefit of each of the Seller Parent's Indemnitees.
25.2.3This Section 25.2 shall not apply if and to the extent the Seller Parent is liable towards the Purchaser based on a claim expressly provided for in this Agreement.
25.2.4Claims under this Section 25.2 shall in no event become cut off (Ausschlussfrist) or time-barred (Verjährung) earlier than any underlying claim for which indemnification is sought.
25.3No Amendments to Debt Commitment Letter. The Guarantor and the Purchaser undertake not to terminate, amend, supplement, replace or otherwise vary the terms of the Debt Commitment Letter if and to the extent such amendment, supplement, replacement or variation would have an adverse effect on the enforceability of the Debt Commitment Letter or the certainty of availability of the financing to the Purchaser.
26Guarantor's Guarantee
The Guarantor hereby unconditionally and irrevocably guarantees by way of guarantee on first demand (auf erstes Anfordern) to the Seller Parent by way of an independent guarantee pursuant to Section 311 para. 1 German Civil Code the due and punctual performance of any payment obligations under this Agreement, including the payment of the Purchase Price, the payment of the Reverse Termination Fee and the fulfillment of all indemnification obligations of the Purchaser under this Agreement. The Guarantor hereby waives, and the Seller Parent hereby accepts such waiver, any rights which the Guarantor may have to require the Seller Parent to proceed first against or claim payment from the Purchaser (Verzicht auf die Einrede der Vorausklage) such that as between the Seller Parent and the
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Guarantor the latter shall be liable as principal debtor as if it had entered into the undertaking to perform such obligations under or in connection with this Agreement in connection therewith itself.
27Seller Parent's Remedies
If and to the extent any of the Purchaser's Warranties is breached or the Purchaser or the Guarantor is in breach of any of its other obligations or otherwise liable to the Seller Parent, as the case may be, under or in connection with this Agreement, the Seller Parent's respective claims and remedies, and the Purchaser's liability vis-à-vis the Seller Parent shall be determined in accordance with statutory law, with any specific claim or remedy provided for under this Agreement remaining unaffected. For any breach of Purchaser's and/or Guarantor's covenants or indemnities, in particular those under Section 25 above, Section 21.2 shall apply mutatis mutandis.
28Seller Parent Undertakings
28.1Non-Compete. For a period of two (2) years as from the Closing Date, each Asset Seller and the Seller Parent shall not, and will procure that its respective Affiliates will not, directly or indirectly, carry on, or be engaged in, any activity that competes with the business of the Sold Business as conducted today.
28.2Non-solicit. For a period of two (2) years following the Closing Date, each Asset Seller and the Seller Parent shall not, and shall procure that its respective subsidiaries will not, directly or indirectly, solicit or entice away from the Sold Business, any Key Employee or any person that would have been a Key Employee under this Agreement if the Agreement were executed on the date of the solicitation. These restrictions shall not prohibit the solicitation by any Asset Seller, the Seller Parent and any subsidiaries of the Seller Parent of any Key Employee: (i) who has been given notice of termination (Kündigung) by the Sold Business or has provided notice of termination to the Sold Business and six (6) months have lapsed since their separation of employment from the Sold Business; (ii) who responds to general advertisements for employment conducted by any Asset Seller, the Seller Parent or any subsidiaries of the Seller Parent (including any recruitment efforts conducted by any recruitment agency, to the extent that they are not specifically directed at such person); or, (iii) if such Key Employee approaches any Asset Seller, the Seller Parent or any subsidiary of the Seller Parent on an unsolicited basis.
28.3Carve-out Liability. In preparation of the sale of the KaVo Dental Business, certain assets not considered part of or essential of the KaVo Dental Business by the Seller Parent and its Affiliates were carved-out, transferred, spun-off or otherwise separated from the Sold Companies (the "Carved-Out Seller Business"), including in particular through the measures set out in Exhibit 28.3 (such measures together "Pre-Signing Carve-out Measures"). The Seller Parent shall indemnify and hold harmless the Purchaser, or at the Purchaser's request any Sold Company, against and from any claims and obligations (i) relating to the Carved-Out Seller Business or (ii) under or in connection with the Pre-Signing Carve-out Measures (in each case whether arising from statutory provision on joint
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liability, in particular Section 133 of the German Transformation Act (Umwandlungsgesetz), any similar provisions in other jurisdictions, or otherwise).
28.4Intragroup Agreements. The Sold Companies and the Sold Business are parties to the agreements listed in Exhibit 28.4 with any Share Seller or any Affiliate of a Share Seller. If and to the extent the Sold Companies or the Sold Business is party to an intragroup agreement which has not been identified in Exhibit 28.4 and under which services are provided or products are supplied to or by a Sold Company (other than the Brand Licensing Agreement, the TSA and the Regulatory TSA), the Seller Parent shall procure that, upon request of the Purchaser, any such agreement shall be terminated with a notice period of not more than four (4) weeks and without any obligations or liabilities on the part of the Sold Companies or the Sold Business as from the Closing Date (except for the settlement of intragroup trade payables and/or liabilities at arms' length terms).
28.5IP Transfer. Prior to the Closing Date, the Seller Parent will procure that the Asset Sellers and Sold Companies, as applicable, enter into an agreement for the transfer by the applicable Asset Sellers to the Sold Companies of the domain names listed in Exhibit 8.3.
29Confidentiality
29.1Confidentiality. For a period of three (3) years after the Closing Date, the Parties shall treat all Confidential Information (as defined below) as strictly confidential and shall refrain from disclosing it to any third parties, unless:
29.1.1such Confidential Information has been legally obtained from a third party (which shall not be any of the Sold Companies or the Asset Sellers) who is not restricted from disclosing such Confidential Information by law or regulation or, to the relevant Party's best knowledge, by contractual obligations;
29.1.2such Confidential Information has been independently developed by the relevant Party without use or benefit of any of the Confidential Information of the other Party;
29.1.3such Confidential Information is within the public domain or later becomes part of the public domain without a breach by a Party of its obligations under this Section 29;
29.1.4agreed in writing between the Parties; the Parties hereby agree that Confidential Information which is required for the filing necessary for the Merger Control Filing may be disclosed to the relevant governmental authorities; or
29.1.5the disclosure is required by law or stock exchange regulations (including, for the avoidance of doubt, where required, necessary or desirable to raise a "due diligence" or similar defense under applicable securities laws) provided that any such disclosure shall only be made after providing the other Party with notice thereof in order to permit the other Party to seek an appropriate protective order or
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exemption, it being understood by the Parties that the Seller Parent will be required to disclose this Agreement under applicable securities laws.
"Confidential Information" shall mean the content of this Agreement and all information of a confidential nature created, transferred, recorded or employed as part of, or otherwise resulting from, any activities undertaken pursuant to this Agreement, including business, organizational, technical, financial, marketing, operational, regulatory or sales information of the Sold Companies and the Purchaser, with respect to the Seller's Parent, "Confidential Information" shall also include after Closing all information regarding the Sold Business that is proprietary or confidential by nature.
29.2Disclosure. Either Party may disclose Confidential Information to its Affiliates and its or its Affiliates' officers and employees, brokers, lenders, insurers or professional advisors, financial sponsors and current or prospective investors in connection with fund reporting and fund raisings activities, in each case provided that they have specifically agreed in writing to be bound by the receiving Party's confidentiality obligations hereunder, unless they are subject to confidentiality obligations with respect to such Confidential Information which are equivalent in scope and nature to the confidentiality obligations of the receiving Party hereunder on the basis of their employment or service agreements, professional rules of conduct or individual confidentiality undertakings.
29.3Public Announcements. Without the prior written approval of the other Parties which shall not be unreasonably withheld, no Party shall make any public announcement regarding this Agreement, unless required by law or stock exchange regulations.
30Miscellaneous
30.1Notices. All notices, requests and other communications under or in connection with this Agreement shall be made in writing in the English language and delivered by hand, courier, mail or telefax (provided that the telefax receipt is promptly confirmed in writing) to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) receipt of a copy of a notice, request or other communication by a Party's advisors shall not constitute or substitute receipt thereof by the respective Party itself and (ii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:
30.1.1To the Seller Parent:
Envista Holdings Corporation
Attn.: General Counsel
200 S. Kraemer Blvd. Bldg. E
Brea, California 92821
United States of America
Email: legal@envistaco.com
with a copy to:
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Kirkland & Ellis International LLP
Attn.: Attila Oldag and Christian O. Nagler
Maximilianstraße 11
80539 Munich
Germany
Email: attila.oldag@kirkland.com; christian.nagler@kirkland.com
30.1.2To the Purchaser:
planmeca Verwaltungs GmbH,
Attn.: Jussi Holopainen
c/o Planmeca Oy
Asentajankatu 6
00880 Helsinki
Finland
Email: Jussi.holopainen@planmeca.com
with a copy to:
Ebner Stolz Mönning Bachem Wirtschaftsprüfer Steuerberater Rechtsanwälte
Partnerschaft mbB
Attn.: Felix Müller-Stiess and Dr. Christoph Winkler
Kronenstraße 30
70174 Stuttgart
Germany
Email: felix.mueller-stiess@ebnerstolz.de; christoph.winkler@ebnerstolz.de
30.1.3To the Guarantor:
Planmeca Oy
Attn.: Jussi Holopainen, Vice President Legal Affairs & Human resources
Asentajankatu 6
00880 Helsinki
Finland
Email: Jussi.holopainen@planmeca.com
with a copy to:
Ebner Stolz Mönning Bachem Wirtschaftsprüfer Steuerberater Rechtsanwälte Partnerschaft mbB
Attn.: Felix Müller-Stiess and Dr. Christoph Winkler
Kronenstraße 30
70174 Stuttgart
Germany
Email: felix.mueller-stiess@ebnerstolz.de; christoph.winkler@ebnerstolz.de
30.2Process Agent. With respect to all legal proceedings and disputes involving the respective Party under or in connection with this Agreement, (i) the Seller Parent hereby appoints Kirkland & Ellis International LLP as its agent for service of process
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(Zustellungsbevollmächtigter) and (ii) the Guarantor and the Purchaser hereby appoint Ebner Stolz Mönning Bachem Wirtschaftsprüfer Steuerberater Rechtsanwälte Partnerschaft mbB as its agent for service of process (Zustellungsbevollmächtigter). Such appointments shall only terminate upon the appointment of another respective agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his or her appointment has been notified to and approved in writing by the respective other Party, such approval not to be unreasonably withheld. Each the Seller Parent, the Guarantor and the Purchaser shall promptly after the Signing Date and upon the appointment of any new agent for service of process, as the case may be, issue to its respective agent for service of process a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct its respective agent for service of process to submit such written power of attorney (Vollmachtsurkunde) in connection with any service of process under this Agreement.
30.3Costs, Taxes and Expenses. To the extent legally permissible, the Purchaser shall bear all transfer Taxes (including real estate transfer Taxes), stamp duties, fees (including the fees for notarization of this Agreement), registration duties and other charges in connection with any regulatory requirements (including merger control proceedings) and other charges and costs payable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, the Parties agree that all transfer Taxes (including real estate transfer Taxes), stamp duties, fees, registration duties and other charges in connection with any regulatory requirements and other charges and costs payable in connection with implementation of the Pre-Signing Carve-out Measures shall not be borne by the Purchaser.
30.4Entire Agreement. This Agreement (together with all Exhibits and Schedules hereto) contains the entire agreement between the Parties concerning its subject matter and supersedes all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect to all or any part of the subject matter of this Agreement.
30.5Amendments; Supplements. Any amendments to this Agreement (together with all Exhibits and Schedules hereto) (including amendments to this Section 30.5) or a waiver of terms and conditions shall be valid and binding upon the Parties only if approved in writing by an authorized representative of each Party, unless applicable mandatory law requires a stricter form.
30.6Assignments. The Purchaser may not assign, delegate or otherwise transfer any right or claim it may have under or in connection with this Agreement without the Seller Parent's prior written consent.
30.7No Rights of Third Parties. Unless explicitly stated otherwise herein, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including any Sold Company (kein echter Vertrag zugunsten Dritter).
30.8Interpretation.
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30.8.1Exhibits and Schedules. All Exhibits and Schedules to this Agreement constitute an integral part of this Agreement.
30.8.2Headings. The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.
30.8.3Language. This Agreement is written in the English language (except that Exhibits or Schedules may be in the German language). Terms to which a German translation has been added in parentheses and/or italics shall be interpreted in accordance with such German translation alone disregarding the English term to which such German translation relates.
30.8.4Legal Terms. Any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept shall, in respect of any jurisdiction other than Germany, be deemed to include what most nearly approximates in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.
30.8.5Specific Expressions. Whenever the words "include", "includes" or "including" or "in particular" or similar expressions are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the words "hereof", "herein", "hereunder", "hereto" or similar expressions are used in this Agreement, they refer to this Agreement as a whole and not to a specific Section of this Agreement.
30.8.6References. A reference to a Section, paragraph, subparagraph, Schedule or Exhibit is, unless stated otherwise, a reference to a Section, paragraph of or subparagraph of, or Schedule or Exhibit to, this Agreement.
30.9Governing Law; Jurisdiction.
30.9.1Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and provisions of conflicts of laws.
30.9.2Arbitration. Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS), including the Supplementary Rules for Expedited Proceedings, as applicable from time to time, without recourse to the ordinary courts of law. The place of arbitration shall be Munich. The language of the arbitral proceedings shall be English, provided, however, that written evidence may be submitted in either the English or German language.
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30.9.3Alternative Venue. In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, to the extent legally permissible, the competent courts in Munich shall have exclusive jurisdiction.
30.10Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 30.10 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.
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To the extent that reference is made to Exhibits and Schedules, this relates to the Exhbits and Schedules notarised in Deed number H 866/2021 of the notary Dr. Susanne Herrler in Nuremberg, dated 06 and 07/09/2021 ("Reference Deed"). Reference is herewith made to the Reference Deed, which was available for inspection during today's notarisation. The notary instructed the persons appearing about the legal consequences of the reference. The persons appearing declared that they were familiar with the contents of the Reference Deed, and they approved of all declarations made in the Reference Deed on behalf of the Parties by Mrs. Elissavet Ragkou, as representative without authority. After having been instructed by the notary, they waived the Reference Deed being read aloud and officially issued with this Deed.

The Table of Contents, the List of Exhibits, the List of Schedules and the Definitions are attached for information purposes only.

This deed was read aloud to the persons appearing, approved by them and signed by them and the acting notary in their own hands as follows:

/s/ Sebastian Häfele

/s/ Felix Müller-Stieß

/s/ Sebastian Herrler (Notary)